Exhibit 99.1

Published CUSIP Number: 91345QAC9

$400,000,000

CREDIT AGREEMENT

Dated as of August 31, 2007

among

UNIVERSAL CORPORATION,

as Borrower,

THE DOMESTIC SUBSIDIARIES

OF THE BORROWER

FROM TIME TO TIME PARTIES HERETO,

as Guarantors

THE LENDERS NAMED HEREIN

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Syndication Agent

Arranged By:

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arranger and Sole Bookrunner

and

JPMORGAN SECURITIES INC.,

as Joint Lead Arranger

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Computation of Time Periods and Dollar Equivalents	21
1.3	Accounting Terms	21

SECTION 2 CREDIT FACILITIES		22
2.1	Revolving Loans; Optional Increase of the Aggregate Revolving Committed Amount	22
2.2	Letter of Credit Subfacility	25
2.3	Swingline Loan Subfacility	28

SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITIES		30
3.1	Default Rate	30
3.2	Extension and Conversion	30
3.3	Prepayments	31
3.4	Termination and Reduction of Commitments	32
3.5	Fees	32
3.6	LIBOR Reserve Compensation	33
3.7	Capital Adequacy	34
3.8	Unavailability	34
3.9	Illegality	34
3.10	Requirements of Law	35
3.11	Inability To Determine Interest Rate	36
3.12	Replacement of Lenders	36
3.13	Taxes	37
3.14	Indemnity	40
3.15	Pro Rata Treatment	40
3.16	Sharing of Payments	41
3.17	Payments, Computations, Etc.	42
3.18	Obligation of Lenders to Mitigate	44
3.19	Evidence of Debt	44
3.20	Indemnification; Nature of Issuing Lender’s Duties	45
3.21	Delivery of Documents	46

SECTION 4 CONDITIONS		46
4.1	Conditions to Closing	46
4.2	Conditions to All Loans	48

SECTION 5 REPRESENTATIONS AND WARRANTIES		49
5.1	Financial Condition	49
5.2	Organization; Existence	50
5.3	Power; Authorization; Enforceable Obligations	50
5.4	Conflict	50
5.5	No Material Litigation	51

i

5.6	No Default	51
5.7	Taxes	51
5.8	ERISA	51
5.9	Governmental Regulations, Etc.	53
5.10	Subsidiaries	53
5.11	Purpose of Loans	53
5.12	Compliance with Laws; Contractual Obligations	54
5.13	Accuracy and Completeness of Information	54
5.14	Environmental Matters	54
5.15	OFAC Matters	55

SECTION 6 AFFIRMATIVE COVENANTS		56
6.1	Financial Statements	56
6.2	Certificates; Other Information	57
6.3	Notices	57
6.4	Maintenance of Existence and Compliance with Law	58
6.5	Maintenance of Property; Insurance	59
6.6	Inspection of Property; Books and Records; Discussions	59
6.7	Financial Covenants	59
6.8	Use of Proceeds	59
6.9	Additional Subsidiary Guarantors	60
6.10	Payment of Obligations	60
6.11	Further Assurances	60

SECTION 7 NEGATIVE COVENANTS		60
7.1	[Intentionally Omitted]	60
7.2	Liens	61
7.3	Consolidation, Merger, Sale, or Purchase of Assets, Capital Expenditures, etc.	61
7.4	Sale Leasebacks	61
7.5	Sale of Subsidiaries	62
7.6	Transactions with Affiliates	62
7.7	Investments	62

SECTION 8 EVENTS OF DEFAULT		63
8.1	Events of Default	63
8.2	Acceleration; Remedies	66

SECTION 9 AGENCY PROVISIONS		67
9.1	Appointment	67
9.2	Delegation of Duties	67
9.3	Exculpatory Provisions	67
9.4	Reliance on Communications	68
9.5	Notice of Default	68
9.6	Non-Reliance on Administrative Agent and Other Lenders	69
9.7	Indemnification	69
9.8	Administrative Agent in its Individual Capacity	70

9.9	Successor Administrative Agent	70

SECTION 10 MISCELLANEOUS		71
10.1	Notices	71
10.2	Right of Set-Off	72
10.3	Benefit of Agreement	72
10.4	No Waiver; Remedies Cumulative	75
10.5	Payment of Expenses, etc.	75
10.6	Amendments, Waivers, and Consents	76
10.7	Counterparts	77
10.8	Headings	78
10.9	Survival	78
10.10	Governing Law; Submission to Jurisdiction; Venue	78
10.11	Severability	79
10.12	Entirety	79
10.13	Binding Effect; Termination	79
10.14	USA Patriot Act Notice	79
10.15	Confidentiality	79
10.16	Several Obligations of the Lenders	80

SECTION 11 GUARANTY		80
11.1	The Guaranty	80
11.2	Bankruptcy	81
11.3	Nature of Liability	82
11.4	Independent Obligation	82
11.5	Authorization	82
11.6	Reliance	82
11.7	Waiver	83
11.8	Limitation on Enforcement	84
11.9	Confirmation of Payment	84

SCHEDULES

Schedule 1.1(a)	Form of Account Designation Letter
Schedule 1.1(b)	Form of Joinder Agreement
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.3(d)	Form of Swingline Note
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 3.17(b)	Place of Payments
Schedule 4.1(e)(v)	Secretary’s Certificate
Schedule 5.5	Description of Legal Proceedings
Schedule 5.7	Tax Litigation
Schedule 5.10	Subsidiaries
Schedule 5.14	Environmental Matters
Schedule 6.2(a)	Form of Officer’s Compliance Certificate
Schedule 10.3(b)	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of August 31, 2007 (the “Credit Agreement”), is by and among UNIVERSAL CORPORATION, a Virginia corporation (the “Borrower”), each Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Subsidiaries of the Borrower as may from time to time become party hereto (collectively, the “Guarantors”), the lenders named herein and such other lenders as may become a party hereto (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders provide a $400.0 million revolving credit facility for the purposes hereinafter set forth;

WHEREAS, the Lenders have agreed to make the requested revolving credit facility available to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Designation Letter” shall mean the Notice of Account Designation Letter, dated the Effective Date, from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

“Act” shall have the meaning set forth in Section 10.14.

“Additional Revolving Loan” shall have the meaning set forth in Section 2.1(g).

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Administrative Agent’s Fees” shall have the meaning assigned to such term in Section 3.5(c).

“Administrative Agent’s Fee Letter” means that certain letter agreement, dated as of August 6, 2007, between the Administrative Agent and the Borrower, as amended, modified, supplemented, or replaced from time to time.

“Affected Lender” means such term as defined in Section 3.9(a).

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” means the aggregate amount of Commitments in effect from time to time, being initially FOUR HUNDRED MILLION DOLLARS ($400,000,000).

“Applicable Percentage” means for any day, the rate per annum set forth below opposite the applicable tier for the Borrower’s bank debt ratings or ratings for senior unsecured (non-credit enhanced) long-term debt if a bank debt rating is unavailable then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (ii) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin and L/C Fee”, (iii) the “Facility Fee” shall be the percentage set forth under the column “Facility Fee” and (iv) the “L/C” Fee shall be the percentage set forth under the column “LIBOR Margin and L/C Fee”:

Applicable Tier	Bank Debt Ratings (if available, otherwise Senior Unsecured Ratings)	Base Rate Margin	LIBOR Margin and L/C Fee	Facility Fee
I	≥ BBB+ or Baa1 or BBB+	0.0 bps	47.5 bps	12.5 bps
II	BBB or Baa2 or BBB	0.0 bps	57.5 bps	15.0 bps
III	BBB- and Baa3 and BBB-	0.0 bps	67.5 bps	17.5 bps
IV	BBB- or Baa3 or BBB-	0.0 bps	80.0 bps	20.0 bps
V	BB+ or Ba1 or BB+	25.0 bps	100.0 bps	25.0 bps
VI	BB or Ba2 or BB	62.5 bps	130.0 bps	32.5 bps
VII	≤ BB- or Ba3 or BB-	125.0 bps	180.0 bps	45.0 bps

The Applicable Percentage and the Facility Fee shall be determined on the basis of the applicable Tier above. The applicable Tier shall be determined on the basis of the Borrower’s bank debt ratings or ratings for senior unsecured debt if a bank debt rating is unavailable (the “Rating”) as determined by S&P, Moody’s and/or Fitch; provided that if: (a) at any time there is only one Rating, the Tier corresponding to that Rating shall apply; (b) at any time there are only two Ratings, (i) if both are equal, the Tier corresponding to those ratings shall apply; and (ii) if the Ratings are not equal, the Tier corresponding to the higher of the two Ratings shall apply unless there is a greater than one notch difference between the two ratings in which case the Tier that is one level lower (i.e. numerically higher) than the Tier corresponding to the higher rating shall apply; and (c) at any time there are three Ratings, (i) if all three are equal, the Tier corresponding to those ratings shall apply; (ii) if all three are different, the Tier corresponding to the middle Rating shall apply; and (iii) if two are the same and the third is different, the Tier corresponding to the two that are the same shall apply; notwithstanding the foregoing; if Tier III or Tier IV could be applicable pursuant to clauses (a), (b) or (c) above, Tier III shall only apply if (i) the Borrower has more than one Rating and two or more of the Ratings are BBB- from S&P, Baa3 from Moody’s or BBB- from Fitch; or (ii) the Borrower has three different ratings and the middle rating is either BBB- from S&P, Baa3 from Moody’s or BBB- from Fitch; in all other cases where Tier III or Tier IV could be applicable pursuant to clauses (a), (b) or (c) above, Tier IV shall apply. The Applicable Percentage shall be determined and adjusted quarterly on the date five (5) Business Days after the end of each calendar quarter (each a “Rate Determination Date”) based on the Rating in effect on the last day of the preceding calendar quarter and shall be effective until the next Rate Determination Date. Adjustments in the Applicable Percentage shall be effective as to all Loans from the date of adjustment. The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Percentage.

“Approved Fund” shall mean any Fund that is administered, managed, or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall (A) enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or (B) appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of such Person or for any substantial part of its Property, or (C) order the winding up or liquidation of its affairs; (ii) there shall be commenced against such Person (A) an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or (B) any case, proceeding, or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of such Person or for any substantial part of its Property, or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding, or other action shall remain undismissed, undischarged, or unbonded for a period of sixty (60) consecutive days; or (iii) (A) such Person shall (w) commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (x) consent to the entry of an order for relief in an involuntary case under any such law, (y) consent to the appointment or taking possession, by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of such Person of any substantial part of its Property, or (z) make any general assignment for the benefit of creditors, or (B) the board of directors of such Person shall authorize such Person to take any of the actions set forth in subsection (A); or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus  1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means Universal Corporation, a Virginia corporation, as referenced in the opening paragraph, its successors, and permitted assigns.

“Business Day” means any day, other than a Saturday, Sunday, or legal holiday, on which commercial banks are open for business in Charlotte, North Carolina, Richmond, Virginia and New York, New York; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal, or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations,

rights, or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, published interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any published request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower, or (b) during any period of up to 24 consecutive months, commencing after the Effective Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” shall mean the Revolving Commitments, the LOC Commitment, and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Percentage” means, with respect to each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Commitment Percentages are set out on Schedule 2.1(a).

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Effective Date to but excluding the Termination Date and (b) with respect to Letters of Credit, the period from and including the Effective Date to but excluding the date that is thirty (30) days prior to the Termination Date.

“Committed Inventory” means tobacco inventories for which the Borrower has received a Confirmed Order.

“Confirmed Order” means an order by a customer (other than an Affiliate of the Borrower) that has been accepted in the ordinary course of business by representatives of the Borrower or an Affiliate of the Borrower and recorded on the inventory records of such Affiliate or the Borrower.

“Consolidated Accumulated Other Comprehensive Income” means, for the Consolidated Group, at any time, the accumulated change in shareholders’ equity of the Borrower caused by the recognition of other comprehensive income as defined in accordance with GAAP applied on a consistent basis.

“Consolidated Average Cash on Hand” means the quotient obtained by dividing (i) the sum of the total cash on hand of the Consolidated Group as of the end of the preceding four fiscal quarters by (ii) four (4).

“Consolidated Average Committed Inventory” means the quotient obtained by dividing (i) the sum of the Committed Inventory of the Consolidated Group as of the end of each of the preceding four fiscal quarters by (ii) four (4).

“Consolidated Average Customer Advances and Deposits” means the quotient obtained by dividing (i) the sum of the Customer Advances and Deposits of the Consolidated Group as of the end of each of the preceding four fiscal quarters by (ii) four (4).

“Consolidated Average Total Indebtedness” means the quotient obtained by dividing (i) the sum of the total Indebtedness (excluding the aggregate undrawn amount of all letters of credit and bankers’ acceptances) of the Consolidated Group as of the end of the preceding four fiscal quarters by (ii) four (4).

“Consolidated EBITDA” means, for any fiscal period of the Borrower, the sum of (i) Consolidated Net Income for such period, plus (ii) the aggregate amount of the depreciation expense and amortization expense for such period to the extent deducted in determining Consolidated Net Income, plus (iii) the income tax expense for such period deducted in determining Consolidated Net Income, plus (iv) the interest expense for such period (including, without limitation, the interest component of payments under Capital Leases) deducted in determining Consolidated Net Income, minus (v) any extraordinary items of gain included in Consolidated Net Income for such period, minus (vi) any minority interests, plus (vii) an add-back for potential impairment, restructuring charges or any extraordinary and non-recurring non-cash charges, in each case, as determined in accordance with GAAP, (viii) an add-back for non-cash charges related to the Borrower’s stock compensation plan determined for the Consolidated Group on a consolidated basis in accordance with GAAP, and (ix) an add-back of up to Î30,000,000 for the accrual or expensing of any European Union fine in connection with Italian market practices. Notwithstanding the foregoing, Consolidated EBITDA shall include those amounts of income tax expense, interest expense and depreciation and amortization expense netted into one line item on the income statement of the Borrower as a result of reporting “discontinued operations” on such income statement.

“Consolidated Group” means the Borrower and its consolidated subsidiaries as determined in accordance with GAAP.

“Consolidated Net Income” means for any period for the Consolidated Group, net income on a consolidated basis determined in accordance with GAAP applied on a consistent basis.

“Consolidated Tangible Net Worth” means, for the Consolidated Group at any time, Consolidated Total Tangible Assets minus Consolidated Total Liabilities plus the Consolidated Accumulated Other Comprehensive Income that results in a reduction to shareholders’ equity, if any, and minus the Consolidated Accumulated Other Comprehensive Income that results in an increase to shareholders’ equity, if any, as determined on a consolidated basis in accordance with GAAP applied on a consistent basis; provided that, notwithstanding the foregoing, Convertible Preferred Securities shall not be subtracted in determining “Consolidated Tangible Net Worth”.

“Consolidated Total Liabilities” means for the Consolidated Group at any time, total liabilities determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Consolidated Total Tangible Assets” means, for the Consolidated Group at any time, consolidated total assets minus (i) goodwill and (ii) other items properly classified as “intangible assets”, in each case as determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Convertible Preferred Securities” means up to 220,000 shares of 6.75% Convertible Perpetual Preferred Stock (liquidation preference $1000 per share) in the aggregate principal amount of up to $220,000,000, of which 200,000 shares were issued by the Borrower on March 21, 2006.

“Credit Documents” means a collective reference to this Credit Agreement, the LOC Documents, the Notes, any Joinder Agreement, the Administrative Agent’s Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means any of the Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing

Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes, or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations, and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Customer Advances and Deposits” means funds received by the Borrower from customers that are recorded as “Customer Advances and Deposits” on the Borrower’s financial statements.

“Default” means any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Defaulting Lender” means, at any time, any Lender that, at such time, (i) has failed to make a Loan required pursuant to the terms of this Credit Agreement, (ii) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Effective Date” means the date hereof.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority, or other Requirement of Law (including common law) regulating, relating to, or imposing liability or standards of conduct concerning protection of human health from exposure to any Materials of Environmental Concern or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Single Employer Plan or Multiple Employer Plan, the occurrence of a Reportable Event; (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower, any Subsidiary, or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Event of Default” means such term as defined in Section 8.1.

“Existing Credit Agreement” means that certain Revolving Credit Agreement dated as of January 7, 2005 by and among the Borrower, the Guarantors identified therein, the Lenders identified therein, and Wachovia Bank, National Association, as Administrative Agent, as amended.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Facility Fee” shall have the meaning set forth in Section 3.5(a).

“Fees” means all fees payable pursuant to Section 3.5.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Fitch” means Fitch, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Foreign Lender” means, with respect to Borrower, any Lender or assignee that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Governmental Authority” means any Federal, state, local, or foreign court or governmental agency, authority, instrumentality, or regulatory body.

“Guarantors” shall mean (a) any of the Material Domestic Subsidiaries identified as a “Guarantor” on the signature pages hereto and (b) any Person that executes a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” means the guaranty of the Guarantors set forth in Section 11.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement, or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements, or other interest or exchange rate or commodity price hedging agreements.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all principal obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary indemnities or reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade letters of credit, trade debt and accounts payable to trade creditors for goods and services incurred in the ordinary course of business and due within one (1) year of the incurrence thereof, which shall not constitute Indebtedness for purposes of this clause (iv)) that would appear as liabilities on a balance sheet of such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent, or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the property that is subject to the Lien, (vi) all Support Obligations of such Person, (vii) the principal portion of all obligations of such Person under Capital Leases, (viii) the maximum outstanding amount of all standby letters of credit (excluding performance letters of credit and trade letters of credit) issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (ix) the outstanding attributed principal amount under any securitization financing program of such Person, and (x) the principal balance outstanding under any synthetic lease or tax retention operating lease to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; excluding, for all purposes hereof, all contingent liabilities from (1) pre-export financing in Brazil, (2) letters of credit, support obligations or other similar obligations with respect to the obligations of the Polish government, and (3) post-export financing in Zimbabwe, each in an aggregate outstanding principal amount consistent with past practices of the Borrower. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness. Notwithstanding the foregoing, “Indebtedness” shall exclude the Convertible Preferred Securities.

“Interest Payment Date” means (i) as to any Base Rate Loan, the last day of each March, June, September, and December, the date of repayment of principal of such Loan, and the Termination Date and (ii) as to any LIBOR Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and on the Termination Date, and in addition where the applicable Interest Period is more than three (3) months, then also on the date three (3) months from the beginning of the Interest Period, and each three (3) months thereafter. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of LIBOR Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means, as to any LIBOR Loan, a period of one, two, three, or six month’s duration or nine or twelve month’s duration, if available to all Lenders, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions, and renewals); provided, however, (A) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) in the case of LIBOR Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Investment” means all investments, in cash or by delivery of property made, directly or indirectly in or to any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness, or other obligations or securities or by loan advance, capital contribution, or otherwise.

“Issuing Lender” shall mean, as the context may require, either (i) Wachovia or (ii) such other Lender as designated by the Borrower and approved and agreed to by the Administrative Agent and such Lender, together with any successor to any such issuing lender hereunder.

“Issuing Lender Fees” shall have the meaning set forth in Section 3.5(c).

“JPMorgan Fee Letter” means that certain letter agreement, dated as of August 6, 2007, between JPMorgan Chase Bank, National Association, J.P. Morgan Securities Inc. and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Schedule 1.1(b), executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 6.9.

“Lead Arrangers” means each of Wachovia Capital Markets, LLC and JPMorgan Securities Inc., in their respective capacities as joint lead arrangers under this Credit Agreement.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and their successors and assigns and shall include the Issuing Lender and the Swingline Lender.

“Letter of Credit” shall mean any Standby Letter of Credit or Trade Letter of Credit.

“LIBO Reference Rate” shall mean a rate determined by reference to the LIBOR Rate for a one (1) month interest period that would be applicable for a Loan at the LIBOR Rate, as such rate may fluctuate in accordance with changes in the LIBO Rate on a daily basis. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by an alternate method as reasonably selected by the Swingline Lender.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate, but, for the avoidance of doubt, shall not include Swingline Loans bearing interest at the LIBO Reference Rate.

“LIBOR Rate” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor or equivalent page) as the London interbank offered rate for deposits in Dollars, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“LIBOR Reserve Percentage” means for any day, that percentage (expressed as a decimal) that is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or other applicable authority or any successor thereof), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Loans is determined), whether or not Lender has any eurocurrency liabilities subject to such reserve requirement at that time. LIBOR Loans shall be deemed to constitute eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions, or offsets that may be available from time to time to a Lender. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority, or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement, or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” shall mean a Revolving Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in the Schedule 2.1(a) or in the Register, or in the applicable Assignment and Assumption, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.2(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.2(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.3(b)(ii).

“Material Adverse Effect” means an event or condition that has resulted (A) in the provision of a loss contingency in the consolidated financial statements of the Borrower and the notes thereto, (B) in a reduction in the shareholders’ equity determined on a consolidated basis for the Borrower, or (C) in both such a provision under (A) and a reduction under (B); provided, however, that, without duplication, such a provision, reduction, or provision and reduction, net of appropriate taxes, shall be equal to or greater than twenty percent (20%) of the total shareholders’ equity as shown in the most recent annual financial statements for the Borrower on a consolidated basis in order to constitute a “Material Adverse Effect”.

“Material Domestic Subsidiary” means any domestic Subsidiary that owns unencumbered operating assets as of the Effective Date or as of the end of the most recent fiscal year thereafter in excess of ten percent (10%) of the Consolidated Total Tangible Assets. In making the foregoing determination, the percentage ownership interest in a Subsidiary held by the Borrower or any of its Subsidiaries shall be applied to the value of unencumbered operating assets held by such Subsidiary and the resulting value shall be used to determine the percentage of the Consolidated Total Tangible Assets held by such Subsidiary.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan that the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

“Non-Excluded Taxes” means such term as is defined in Section 3.13.

“Note” or “Notes” shall mean the Revolving Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i) or Section 2.3(b)(i).

“Notice of Extension or Conversion” means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by Section 3.2.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Participation Interest” shall mean a participation interest purchased by a Lender in LOC Obligations as provided in Section 2.2 and in Swingline Loans as provided in Section 2.3 or as otherwise provided by Section 3.16.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Permitted Liens” means:

(a) Liens existing on the Effective Date and securing indebtedness outstanding on the Effective Date;

(b) Liens securing indebtedness owing by any Subsidiary to the Borrower, any other Credit Party, or a Significant Subsidiary;

(c) Liens on assets of any Person existing at the time such Person becomes a Subsidiary;

(d) Liens on assets existing at the time of acquisition thereof; provided that such Lien shall not extend to any other property of the Borrower, any other Credit Party, or a Significant Subsidiary;

(e) Liens to secure indebtedness incurred or guaranteed by the Borrower or a Subsidiary to finance the purchase price of land, buildings or equipment, or improvements to or construction of land, buildings, or equipment, which indebtedness is incurred or guaranteed prior to, at the time of, or within 180 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided that such Lien shall extend only to the asset to be acquired or improved with such financing;

(f) Liens on any assets of a Person existing at the time such Person is merged into or consolidated with a Credit Party or a Significant Subsidiary; provided that such Lien shall not extend to any other property of any Credit Party or a Significant Subsidiary;

(g) easements, zoning restrictions, encroachments, rights-of-way, leases, subleases and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations;

(h) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depositary institutions and brokerage institutions;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(j) Liens that are contractual rights of set-off contained in purchase orders entered into with customers in the ordinary course of business;

(k) Liens arising on the subject property under non-exclusive licensing agreements and leases (including sub-leases) entered into by any Credit Party or any Subsidiary as licensor or lessor but not securing any Indebtedness and not materially interfering with the conduct of the business of the Borrower or any Subsidiary;

(l) Liens on any assets in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof and created to secure (i) payments pursuant to any contract or statute; or (ii) any indebtedness incurred or guaranteed by a Credit Party or any Significant Subsidiary to finance the purchase price (or in the case of real property, the cost of construction) of the assets subject to any such Lien (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue, or similar finances);

(m) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics, suppliers, carriers, landlords, warehousemen, materialmen, repairmen, and other like Persons;

(n) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security, and other like laws, or (ii) to secure the performance of letters of credit, bids, sales or trade contracts, government contracts, leases, statutory obligations, surety, appeal and performance bonds, and other similar obligations, in each case not incurred in connection with the borrowing of money, or the payment of the deferred purchase price of property;

(o) attachment, judgment, and other similar Liens arising in connection with court proceedings; provided that execution and other enforcement of such Liens are effectively stayed and all claims that the Liens secure are being actively contested in good faith and by appropriate proceedings;

(p) Liens arising in the ordinary course of the business or incidental to the conduct of such business or the ownership of the assets of a Credit Party or any Significant Subsidiary which Liens arise out of transactions involving the sale or purchase of goods or services and that do not, in the opinion of the Borrower, materially impair the use of such assets in the operations of the business of the Credit Parties or such Significant Subsidiary;

(q) Liens arising out of sale and lease-back transactions not prohibited by Section 7.4;

(r) Liens other than those described in clause (a) through (q) above provided the sum of (i) the aggregate principal amount secured thereby at any time outstanding and (ii) the aggregate amount of sale and lease-back transactions at any time outstanding, measured as provided in Section 7.4 and consummated after June 30, 2007, does not exceed Fifty Million Dollars ($50,000,000); and

(s) any extension, renewal, or replacement (or successive extensions, renewals, or replacements) in whole or in part, of any Lien referred to in the foregoing paragraphs (a) to (r), inclusive.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) that is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective as of the opening of business on the day such change occurs (it being understood and agreed that the Prime Rate is a reference rate used by Wachovia in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by Wachovia to any debtor).

“Property” means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

“Proposed Lender” means such term as defined in Section 3.12.

“Register” shall have the meaning given such term in Section 10.3(c).

“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.2(d) for amounts drawn under Letters of Credit.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Requesting Lender” shall have the meaning assigned to such term in Section 3.12.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated, Lenders having more than fifty percent (50%) of the aggregate principal amount of Loans outstanding (taking into account in each case Participation Interests or obligation to participate therein); provided that the Commitments of, and outstanding principal amount of Loans (taking into account Participation Interests therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

“Responsible Officer” means any of the Chief Financial Officer, the Controller, any Vice President, and the Treasurer.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Commitment Percentage of the Aggregate Revolving Committed Amount.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans in substantially the form attached as Schedule 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed, or replaced from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

“Significant Subsidiary” means each corporation organized under the laws of the United States of America or Brazil, or any political subdivision of either, that is now or hereafter becomes a consolidated Subsidiary and any other consolidated Subsidiary that (i) as of the end of any of the three (3) then most recently ended fiscal years of the Borrower owns assets determined on a consolidated basis for such Subsidiary and its Subsidiaries constituting more than 10% of the total assets of the Consolidated Group taken as a whole determined on a consolidated basis as of the end of the same fiscal year and (ii) has during any of the three (3) then most recently ended fiscal years of the Borrower, net income determined on a consolidated basis for such Subsidiary and its Subsidiaries in excess of 10% of the net income of the Consolidated Group taken as a whole determined on a consolidated basis for the same fiscal year.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan or a Multiple Employer Plan.

“Standby Letter of Credit” shall mean any standby letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company, or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Borrower.

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than indemnities and endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to lease or purchase Property, securities, or services primarily for the purpose of assuring the holder of such Indebtedness, or (iii) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase Participation Interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Lender” shall mean Wachovia.

“Swingline Loan” shall have the meaning set forth in Section 2.3(a).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Termination Date” means, as to each Lender, the fifth year anniversary of the Effective Date, or if extended with the written consent of such Lender, such later date as to which the Termination Date may be extended.

“Trade Letter of Credit” shall mean any trade letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time.

“Type” shall mean, as to any Loan, its nature as a Base Rate Loan or LIBOR Loan, as the case may be.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” means Wachovia Bank, National Association and its successors.

1.2 Computation of Time Periods and Dollar Equivalents.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the annual audited financial statements referenced in Section 5.1(a)(i) hereof); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within thirty (30) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

SECTION 2

CREDIT FACILITIES

2.1 Revolving Loans; Optional Increase of the Aggregate Revolving Committed Amount.

(a) Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make available its Revolving Commitment of revolving credit loans in Dollars (the “Revolving Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal amount of Revolving Loans outstanding at any time plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Lender individually, the aggregate principal amount of such Lender’s Commitment Percentage of Revolving Loans outstanding at any time plus such Lender’s Commitment Percentage of outstanding Swingline Loans plus such Lender’s Commitment Percentage of outstanding LOC Obligations shall not exceed such Lender’s Revolving Commitment. Revolving Loans may consist of Base Rate Loans or LIBOR Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided that if any Revolving Loan shall be made on the Effective Date or within two (2) Business Days thereafter such Revolving Loan may be a LIBOR Loan only if the Borrower delivers to the Administrative Agent a funding indemnity letter in form and substance satisfactory to the Administrative Agent.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 1:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (that shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be composed of Base Rate Loans, LIBOR Loans, or a combination thereof, and if LIBOR Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Loan, then such notice shall be deemed to be a request for an Interest Period of one (1) month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a LIBOR Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal amount of $5,000,000, in the case of LIBOR Loans, or $1,000,000 (or the remaining Aggregate Revolving Committed Amount, if less), in the case of Base Rate Loans, and integral multiples of $1,000,000 in excess thereof.

(iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower as specified in Section 3.17(b), or in such other manner as the Administrative Agent may specify in writing, by 12:00 noon (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by 1:30 P.M. (Charlotte, North Carolina time) on the same day, by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

(d) Interest. Subject to the provisions of Section 3.1:

(i) Base Rate Loans. During such periods as Revolving Loans shall be composed in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage;

(ii) LIBOR Loans. During such periods as Revolving Loans shall be composed in whole or in part of LIBOR Loans, such LIBOR Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Revolving Notes. Upon the request of any Lender, such Lender’s Commitment Percentage of the Revolving Loans shall be evidenced by a duly executed Revolving Note in favor of such Lender in the form of Schedule 2.1(e) attached hereto.

(f) Maximum Number of LIBOR Loans. The Borrower will be limited to a maximum number of ten (10) LIBOR Loans outstanding at any time. For purposes hereof, LIBOR Loans with separate or different Interest Periods will be considered as separate LIBOR Loans even if their Interest Periods expire on the same date.

(g) Optional Increase of the Aggregate Revolving Committed Amount.

(i) Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time prior to the Termination Date, and upon not less that three (3) Business Days prior written notice to the Administrative Agent, to increase the Aggregate Revolving Committed Amount under this Credit Agreement by an aggregate amount of up to $150,000,000. The following terms and conditions shall apply to each increase in the Aggregate Revolving Committed Amount:

(A) the Loans made in respect of any increase in the Aggregate Revolving Committed Amount pursuant to this Section 2.1 (y) shall constitute Credit Party Obligations and shall rank in right of payment and security with the other Credit Party Obligations on a pari passu basis, and (z) shall have the same maturity and pricing as the existing Revolving Loans, unless otherwise agreed by the parties;

(B) in connection with each proposed increase, the Borrower shall obtain such commitments from (a) any existing Lenders (provided that no Lender shall have an obligation to commit to all or a portion of the proposed increase) or (b) any other banks, financial institutions, or investment funds;

(C) each increase in Aggregate Revolving Committed Amount shall be in an aggregate amount of at least $10,000,000 and integral multiples of $5,000,000 in excess thereof, or in each case if less, the remaining principal amount of increases to the Aggregate Revolving Committed Amount that are available under this Section 2.1(g) (after giving effect to all prior increases pursuant to this Section 2.1(g));

(D) the Administrative Agent shall have received (y) an opinion or opinions of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent and (z) appropriate authorizing resolutions as the Administrative Agent may reasonably request;

(E) the Borrower shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Commitment is increased and shall execute any such other document to effectuate such increase;

(F) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied; and

(G) the Administrative Agent shall have received from the Borrower an officer’s certificate, in form and substance substantially similar to the certificate delivered under Section 4.1(i), demonstrating that, after giving effect to borrowings under any such increase on a pro forma basis, the Borrower will be in compliance with the financial covenants set forth in Section 6.7.

(ii) In the event that any existing Lender or any new lender commits to such requested increase, (A) any new lender shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request, (B) the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (which shall not be subject to any processing and/or recordation fees) among the Lenders (which the Borrowers shall be responsible for any costs arising under Section 3.14 resulting from such reallocation and repayments) of Revolving Loans as necessary such that, after giving effect to such increase, each Lender will hold Revolving Loans and Participation Interests based on its Revolving Commitment (after giving effect to such increase); and (C) the Administrative Agent shall be authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any new increase in the Aggregate Revolving Committed Amount.

2.2 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, during the Commitment Period the Issuing Lender agrees to issue, and the Lenders agree to participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form reasonably acceptable to the Issuing Lender; provided, however, that the Issuing Lender shall not issue a Letter of Credit if, after giving effect to such issuance (i) the aggregate amount of LOC Obligations would exceed ONE HUNDRED AND FIFTY MILLION DOLLARS ($150,000,000) (the “LOC Committed Amount”) and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations exceeds the Aggregate Revolving Committed Amount then in effect. Each Letter of Credit shall be denominated in Dollars and shall be issued for any lawful corporate purposes. Except as otherwise expressly agreed upon by the Issuing Lender, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension (or such date as agreed upon by the Issuing Lender); provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $10,000 or such lesser amount as approved by the Issuing Lender.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance (or such shorter time as the Borrower and the Issuing Lender may agree). Promptly upon request, the Issuing Lender will provide to the Administrative Agent for dissemination to the Lenders or Borrower (as applicable) a detailed report specifying the Letters of Credit that are then issued and outstanding and any activity with respect thereto that may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount and the expiry date as well as any payments or expirations that may have occurred. Promptly upon request, the Issuing Lender will further provide to the Administrative Agent or the Borrower (as applicable) copies of the Letters of Credit and a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Lender after the Effective Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default, or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 3:00 P.M. on a Business Day or, if after 3:00 P.M., on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. Unless the Borrower shall immediately, upon notification of a drawing under any Letter of Credit, notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. If the Borrower shall fail to reimburse the Issuing Lender after notifying the Issuing Lender and the Administrative Agent of its intent to reimburse the Issuing Lender pursuant to the immediately previous sentence, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Default Rate. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing, and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding, or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 8.2) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Trade Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

(i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, any Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

2.3 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FORTY MILLION DOLLARS ($40,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Aggregate Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Borrower not later than 2:00 P.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the Termination Date and (B) thirty (30) days following such borrowing. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Termination Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 8.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1, (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Aggregate Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate. The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time; provided, however; that each partial repayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount).

(c) Interest on Swingline Loans. Subject to the provisions of Section 3.14, Swingline Loans shall bear interest at a per annum rate equal to the LIBO Reference Rate plus the Applicable Percentage for Revolving Loans that are LIBOR Loans or such other rate as the Borrower and the Swingline Lender shall agree. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Credit Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrower in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Credit Agreement.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, any overdue principal of and, to the extent permitted by law, overdue interest on the Loans and any other amounts then due and owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the Base Rate plus the Applicable Percentage that would otherwise be applicable thereto (or if no rate is applicable, whether in respect of interest, fees, or other amounts, then 2% greater than the Base Rate) (the “Default Rate”).

3.2 Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Revolving Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, 3.9, and 3.11, LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) LIBOR Loans may be extended, and Base Rate Loans may be converted into LIBOR Loans, only if the conditions in Section 4.2 have been satisfied, (iii) Revolving Loans extended as, or converted into, LIBOR Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), and (iv) any request for extension or conversion of a LIBOR Loan that shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a LIBOR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Loan as, or conversion of a Base Rate Loan into, a LIBOR Loan, the date of the proposed extension or conversion, specifying (A) the date of the proposed extension or conversion, (B) the Revolving Loans to be so extended or converted, (C) the types of Revolving Loans into which such Revolving Loans are to be converted, and, if appropriate, (D) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (a) through (e) of Section 4.2. So long as there is no Default or Event of Default, in the event the Borrower does not request extension or conversion of any LIBOR Loan in accordance with this Section, or any such conversion or extension is not required by this Section, then such LIBOR Loan shall be continued as a LIBOR Loan at the end of each Interest Period applicable thereto for another Interest Period of one (1) month, until the Borrower selects an alternate Interest Period or converts such Revolving Loans to Base Rate Loans. It being hereby understood and agreed that such failure by the Borrower to request such extension or conversion resulting in the automatic continuation of a LIBOR Loan for another Interest Period shall also constitute a representation and warranty by the Borrower of the matters specified in subsections (a) through (e) of Section 4.2. In the event the continuation of LIBOR Loans is not permitted hereunder, such LIBOR Loans shall automatically be converted to Base Rate Loans at the end of the applicable Interest Period with respect thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Revolving Loan.

3.3 Prepayments.

(a) Voluntary Prepayments. Loans may be repaid in whole or in part without premium or penalty; provided that (i) (x) LIBOR Loans may be prepaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, (y) Base Rate Loans may be prepaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent and (z) Swingline Loans may be prepaid on a same day basis upon written notice to the Administrative Agent, (ii) prepayments of LIBOR Loans must be accompanied by payment of any amounts owing under Section 3.14, and (iii) partial prepayments shall be in minimum principal amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

(b) Mandatory Prepayments. If at any time after the Effective Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as follows: (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans, and (3) third to cash collateralize the LOC Obligations).

(c) Application. Unless otherwise specified by the Borrower, prepayments made hereunder shall be applied first to Swingline Loans, second to Revolving Loans that are Base Rate Loans and third to Revolving Loans that are LIBOR Loans in direct order of Interest Period maturities. Amounts prepaid with respect to Revolving Loans may be reborrowed in accordance with the provisions hereof. Amounts prepaid with respect to Swingline Loans may be reborrowed in accordance with the provisions hereof.

(d) Hedging Agreements. Each party hereby acknowledges that any prepayment made pursuant to this Section 3.3 shall not affect the Borrower’s obligations to continue making payments under any Hedging Agreement relating to the Loans hereunder between the Borrower and any Lender, or any Affiliate of a Lender, and any such Hedging Agreement shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedging Agreement.

3.4 Termination and Reduction of Commitments

(a) Voluntary Reductions. The Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon three (3) Business Days’ prior written notice to the Administrative Agent, provided that (i) after giving effect to any voluntary reduction, the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, as reduced, (ii) partial reductions shall be in minimum principal amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof, and (iii) (A) if the Aggregate Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Aggregate Revolving Committed Amount and (B) if the Aggregate Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Aggregate Revolving Committed Amount.

(b) Mandatory Reduction. The Commitments hereunder shall terminate on the Termination Date.

3.5 Fees.

(a) Facility Fee. In consideration of the Commitments hereunder, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a facility fee (the “Facility Fee”) equal to the Applicable Percentage per annum on the actual daily amount of the Aggregate Revolving Committed Amount in effect from time to time. The Facility Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) beginning with the first such date to occur after the Effective Date and ending on the Termination Date.

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage for Revolving Loans that are LIBOR Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof).

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof).

(d) Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administrative fee and such other fees, if any, referred to in the Administrative Agent’s Fee Letter (collectively, the “Administrative Agent’s Fees”).

3.6 LIBOR Reserve Compensation.

For so long as any Lender maintains reserves against “eurocurrency liabilities” (or any other category of liabilities that includes deposits by reference to which the interest rate on any LIBOR Loans is determined), and, as a result, the cost to such Lender of making or maintaining any of its LIBOR Loans is increased, then such Lender may require the Borrower to pay, contemporaneously with each payment of interest on such LIBOR Loans of such Lender, additional interest at a rate per annum up to but not exceeding the excess of (i) (A) the applicable LIBOR Rate divided by (B) one minus the LIBOR Reserve Percentage over (ii) the applicable LIBOR Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the LIBOR Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three (3) Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Loans a certificate setting forth the amount to which such Lender is then entitled under this Section 3.6 (that shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein.

3.7 Capital Adequacy.

If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule, or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. The Lender will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

3.8 Unavailability.

In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Loan of any amount or Interest Period, the Administrative Agent shall have determined or shall have been notified by the Required Lenders (a) that deposits in the relevant amount and for the relevant Interest Period are not available in the relevant market to any Lender, or that reasonable means do not exist for ascertaining the LIBOR Rate for any such Loan, or (b) that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan during such Interest Period, the Administrative Agent shall promptly give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBOR Loan of the affected amount or Interest Period, or a conversion to or continuation of a LIBOR Loan of the affected amount or Interest Period shall be deemed rescinded. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

3.9 Illegality.

(a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Credit Agreement, then such Lender, together with Lenders giving notice under Section 3.8 and 3.10, shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for a LIBOR Loan shall, as to such Lender only be deemed a request for a Base Rate Loan (unless it should also be illegal for the Affected Lender to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding LIBOR Loans, made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Loans, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Loans.

(b) For purposes of this Section 3.9, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

3.10 Requirements of Law.

If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(a) shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Loans made by it or its obligation to make LIBOR Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) Non-Excluded Taxes covered by Section 3.13 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.13(b)) and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof));

(b) shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate hereunder; or

(c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing, or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that, in any such case, the Borrower may elect to convert the LIBOR Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one (1) Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.13. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide notice thereof to the Borrower, promptly upon occurrence of such event, but in any case within three (3) days from the date of such event, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event, and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.11 Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Administrative Agent shall have reasonably determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any affected LIBOR Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, as Base Rate Loans, or such request shall be cancelled, and (b) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans shall be converted to or continued, at the sole option of the Borrower, as Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to such affected LIBOR Loans.

3.12 Replacement of Lenders.

If any Lender requests compensation pursuant to Section 3.6, 3.7, 3.10, or 3.13, or any Lender’s obligation to make or continue, or to convert Loans of any Type into another Type shall be suspended pursuant to Section 3.8, 3.9, or 3.11 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), the Borrower, upon three (3) Business Days’ notice, may require that such Requesting Lender transfer all of its right, title, and interest under this Credit Agreement and such Requesting Lender’s Revolving Note to any bank or other financial institution (a “Proposed Lender”) identified by the Borrowers that is reasonably satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest accrued thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts payable hereunder to such Requesting Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 3 as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 3.6, 3.7, 3.10, or 3.13, such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Section 3.6, 3.7, or 3.10 with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender. Subject to the provisions of Section 10.3, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder the agreements of the Borrower contained in Sections 3.6, 3.7, 3.10, 3.13, and 10.5 (without duplication of any payments made to such Requesting Lender by the Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 3.12 with respect to the time prior to such replacement.

3.13 Taxes.

(a) Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld, or assessed by any court, or governmental body, agency, or other official, excluding (A) taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, (B) all franchise taxes, branch taxes, taxes on doing business, or taxes on the overall capital, or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch, or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch, or affiliate other than a connection arising solely from such Lender having executed, delivered, or performed its obligations, or received payment under, or enforced, this Credit Agreement or any Notes and (C) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (A) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Foreign Lender if such Foreign Lender fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Foreign Lender shall:

(X) (i) on or before the date of any payment by the Borrower under this Credit Agreement to such Lender, deliver to the Borrower and the Administrative Agent two (2) duly completed copies of applicable United States Internal Revenue Service Form W-8BEN or W-8ECI, or applicable successor form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes;

(ii) deliver to the Borrower and the Administrative Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

(Y) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Borrower and the Administrative Agent two (2) further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement;

unless in any such case any change in treaty, law, or regulation has occurred after the date such Person becomes a Lender hereunder that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 10.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications, and statements required pursuant to this subsection; provided that in the case of a participant of a Lender the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications, and statements to the Lender from which the related participation shall have been purchased.

(c) Any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent including, without limitation, IRS Form W-9, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(d) If any Lender determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.13, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.13 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.14 Indemnity.

The Borrower shall pay to each Lender and hold each Lender harmless from any loss or expense that such Lender may sustain or incur (excluding loss of profit and any loss or expense resulting from such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into, or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a LIBOR Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, or (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto. With respect to LIBOR Loans, such payment may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted, or continued, for the period from the date of such prepayment or of such failure to borrow, convert, or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert, or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market (but excluding loss of profits). The covenants of the Borrower set forth in this Section 3.14 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.15 Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans. Each borrowing of Revolving Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 3.5, second, to interest then due and owing in respect of the Loans of the Borrower and, third, to principal then due and owing hereunder. Each payment on account of any fees pursuant to Section 3.5 shall be made pro rata in accordance with the respective amounts due and owing. Each payment by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective amounts due and owing in accordance with Section 3.3 hereof.

(b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its ratable share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Federal Funds Rate for a period of two (2) Business Days, and thereafter at the Base Rate, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender does not pay such amounts to the Administrative Agent forthwith upon demand, the Administrative Agent may notify the Borrower and request the Borrower to pay such amount to the Administrative Agent with interest at the LIBOR Rate not later than 4:00 P.M. on the following Business Day. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. Nothing in the preceding shall act or be construed as a waiver of any claims or right of action that the Borrower may have against any Lender that defaults on the payment to the Administrative Agent thereby causing the Borrower to repay the Administrative Agent such amount advanced.

3.16 Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien, or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency, or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim, or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender that shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien, or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency, or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.16 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.16 to share in the benefits of any recovery on such secured claim.

3.17 Payments, Computations, Etc.

(a) Each payment on account of an amount due from the Borrower hereunder or under any other Credit Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein. Upon request, the Administrative Agent will give the Borrower a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error. The obligation of the Borrower to make each payment on account of such amount shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount payable hereunder. The Borrower agrees that its obligation to make each payment on account of such amount shall be enforceable as an additional or alternative claim for recovery of the amount (if any) by which such actual receipt shall fall short of the full amount payable hereunder, and shall not be affected by judgment being obtained for such amount.

(b) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in immediately available funds, without offset, deduction, counterclaim, or withholding of any kind, not later than 2:00 P.M. (local time in the place where such payment is required to be made pursuant to this subsection (b)) on the date when due, to the account specified on Schedule 3.17(b) or at such other place as may be designated by the Administrative Agent to the Borrower in writing. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Fees, interest, or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders subject to the terms of Section 3.15(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of LIBOR Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans that shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(c) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Loans or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered on a pro rata basis, among the Lenders hereunder, for distribution as follows:

FIRST, to the payment of all reasonable, documented, out-of-pocket costs and expenses (including without limitation reasonable external attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Lender, and/or Swingline Lender pursuant to the terms of the Credit Documents;

THIRD, to the payment of all reasonable, documented, out-of-pocket costs and expenses (including without limitation, reasonable external attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all Credit Party Obligations consisting of accrued interest and fees on or in respect of the Loans, and including with respect to any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender, any fees, premiums, and scheduled periodic payments due under such Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding Credit Party Obligations and the payment or cash collateral of the outstanding LOC Obligations, and including with respect to any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender, any breakage, termination, or other payments due under such Hedging Agreements and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans of amounts available to be applied pursuant to clauses “FOURTH” and “FIFTH” above.

3.18 Obligation of Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 3.6, 3.7, or 3.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund, or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances that would cause such Lender to be an Affected Lender would cease to exist or the additional amounts that would otherwise be required to be paid to such Lender pursuant to Sections 3.6, 3.7, or 3.13 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding, or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or would not be otherwise disadvantageous to the interests of such Lender.

3.19 Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make diligent efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 10.3(c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make diligent efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) Absent manifest error, the entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.19 (and, if consistent with the entries of the Administrative Agent, subsection (a) of this Section 3.19) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

3.20 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.2, the Credit Parties hereby agree to indemnify the Issuing Lender in its capacity as such from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender in its capacity as such may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Credit Parties and the Issuing Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted to it by any other party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vi) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of bad faith, gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all Government acts The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d) Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrower contained in Section 2.2(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power, or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender (i) arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction or pursuant to arbitration, or (ii) caused by the Issuing Lender’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

3.21 Delivery of Documents.

Any document required to be delivered by the Borrower to any Lender under Section 6.1(a) or Section 6.1(b) of this Agreement shall be deemed delivered upon such documents availability on the Borrower’s internet website or the SEC’s internet website; provided the Borrower shall notify the Administrative Agent and each Lender of the posting of such document (which may be by facsimile or electronic mail).

SECTION 4

CONDITIONS

4.1 Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans on the Effective Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. Receipt of (i) multiple counterparts of this Credit Agreement executed by a duly authorized officer of each party hereto, (ii) to the extent applicable, a Revolving Note for each Lender who so requests executed by a duly authorized officer of the Borrower hereto, and (iii) to the extent applicable, a Swingline Note for the Swingline Lender if such Swingline Lender so requests executed by a duly authorized officer of the Borrower hereto.

(b) Legal Opinions. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party, and opinions as to the non-contravention of the Credit Parties’ (organizational documents) and material agreements).

(c) Financial Information. Receipt by the Administrative Agent of (i) the consolidated financial statements of the Borrower and its subsidiaries referred to in Section 5.1(a) and (ii) the three-year financial and operational projections for the Borrower and its subsidiaries referred to in Section 5.1(b) (in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers).

(d) Absence of Legal Proceedings. There shall be no material pending or, to the best of the Borrower’s knowledge, threatened litigation, bankruptcy or insolvency, injunction, order, or claim with respect to the Borrower or any of its Subsidiaries other than any such event which could not reasonably be expected to have a Material Adverse Effect.

(e) Corporate Documents. Receipt of the following (or their equivalent) for each Credit Party:

(i) Articles of Incorporation. Copies of the articles of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

(ii) Resolutions. Copies of resolutions of the Board of Directors or comparable managing body approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. Copies of the bylaws or comparable operating agreement certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies, where applicable, of certificates of good standing, existence, or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of organization and each other state in which the failure to so qualify and be in good standing would be reasonably likely to have a Material Adverse Effect.

(v) Secretary’s Certificate. A Secretary’s certificate for the Borrower dated as of the Effective Date substantially in the form of Schedule 4.1(e)(v) with appropriate insertions and attachments.

(f) Fees. Receipt of all fees, if any, then owing pursuant to the Administrative Agent’s Fee Letter, the JPMorgan Fee Letter, Section 3.5, or pursuant to any Credit Documents.

(g) Section 4.2 Conditions. The conditions specified in Section 4.2 shall be satisfied.

(h) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

(i) Officer’s Certificate. Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower certifying that (i) each of the Borrower and the Guarantors is solvent as of the Effective Date and (ii) the Borrower is in pro forma compliance with all of the covenants in Section 6.7 after giving effect to any Loans to be made on the Effective Date.

(j) Repayment of Existing Credit Agreement. Repayment in full of the Existing Credit Agreement (or satisfactory arrangements to repay such amounts with the proceeds hereof shall have been made) should there be borrowings outstanding or other amounts owing thereunder and, in any event, termination of all commitments thereunder.

(k) Payment Instructions. Receipt by the Administrative Agent of payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrower on the Effective Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located, and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(l) No Material Adverse Effect. No Material Adverse Effect shall have occurred since March 31, 2007.

(m) Patriot Act Certificate. At least five (5) Business Days prior to the Effective Date, the Administrative Agent shall have received a certificate reasonably satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties, and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Act.

(m) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.

4.2 Conditions to All Loans.

The obligation of each Lender to make any Extension of Credit (including the initial Loan to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by any Credit Party herein or in any other Credit Document or that are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those that expressly relate to an earlier date and except for those made in certificates that have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Additional Conditions to Revolving Loans. If a Revolving Loan is requested pursuant to Section 2.1, all conditions set forth therein shall have been satisfied.

(d) Additional Conditions to Swingline Loans. If a Swingline Loan is requested pursuant to Section 2.3, all conditions set forth therein shall have been satisfied.

(e) Material Adverse Effect. None of the material claims, litigation, investigations, or proceedings listed on Schedule 5.5 has been determined in such a manner that has had or will have a Material Adverse Effect.

(f) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Aggregate Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by each of the Credit Parties as of the date of such Loan that the conditions in paragraphs (a) through (f) of this Section have been satisfied.

SECTION 5

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:

5.1 Financial Condition.

(a) Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

(i) audited financial statements of the Borrower and its consolidated subsidiaries dated as of March 31, 2007, including related statements of income and cash flows certified by Ernst & Young LLP, certified public accountants; and

(ii) unaudited quarterly financial statements of the Borrower and its consolidated subsidiaries for the quarter ended June 30, 2007, including related statements of income and cash flows for such period.

(b) The three-year financial and operations projections of the Borrower and its subsidiaries have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.

5.2 Organization; Existence.

Each Credit Party and each Significant Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority and the legal right to own and operate its property, to lease the property it operates as lessee, and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

5.3 Power; Authorization; Enforceable Obligations.

Each Credit Party has the corporate or other necessary power and authority, and the legal right, to make, deliver, and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery, and performance by it of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery, or performance of any Credit Documents by the Credit Parties (other than those that have been obtained, such filings as are required by the Securities and Exchange Commission (or the laws, rules, and regulations administered by it), and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties. Each Credit Document to which it is a party constitutes a valid and legally binding obligation of each Credit Party enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.4 Conflict.

The execution, delivery, and performance of the Credit Documents, the borrowings hereunder and the use of the proceeds of the Loans will not (a) violate any Requirement of Law applicable to the Borrower, any Guarantor, or any Significant Subsidiary (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws, or other organizational documents of such Person, (ii) any material indenture, agreement, or other instrument to which such Person is a party or by which any of its properties may be bound, or (iii) any approval of any Governmental Authority relating to such Person, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law.

5.5 No Material Litigation.

Except as set forth on Schedule 5.5, no claim, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any Significant Subsidiary or against any of their respective properties that (a) relates to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) is reasonably likely to have a Material Adverse Effect.

5.6 No Default.

No Default or Event of Default has occurred and is continuing.

5.7 Taxes.

Except (i) for such tax-related litigation disclosed on Schedule 5.7 or (ii) as otherwise disclosed in the audited financial statements delivered pursuant to Section 6.1(a), each Credit Party and each Significant Subsidiary has filed or caused to be filed all United States federal income tax returns and all other material tax returns that, to the best knowledge of the Credit Parties, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees, or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees, or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of the Credit Parties, no claim is being asserted, with respect to any such tax, fee, or other charge.

5.8 ERISA

Except as is not reasonably likely to have a Material Adverse Effect:

(a) (i) No ERISA Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan (other than a Multiemployer Plan) and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan (other than a Multiemployer Plan); (iii) each Plan (other than a Multiemployer Plan) has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of the Credit Parties, nothing has occurred that would prevent, or cause the loss of, such qualification, and (v) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement No. 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan allocated to such accrued liabilities.

(c) No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any liability under Title IV of ERISA (other than the obligation to pay PBGC premiums in accordance with Subtitle A thereof) with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated. No member of the Consolidated Group nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan that has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. There are no pending, or to the best knowledge of the Credit Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan.

(e) No member of the Consolidated Group nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement No. 106. Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

5.9 Governmental Regulations, Etc.

(a) No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U, or X.

(b) None of the Credit Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

5.10 Subsidiaries.

As of the Effective Date only, Schedule 5.10 constitutes a list of all the Subsidiaries of the Credit Parties that are required to be disclosed in the Borrower’s filings with the Securities and Exchange Commission pursuant to Regulation S-K as of such date (including a list of the Material Domestic Subsidiaries of the Borrower, if any, as of such date), the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.

5.11 Purpose of Loans.

The Loans will be used (a) to refinance certain existing Indebtedness, (b) to provide general working capital, or (c) for other general corporate purposes.

5.12 Compliance with Laws; Contractual Obligations.

Each Credit Party and each Significant Subsidiary is in compliance with all Requirements of Law, except as otherwise disclosed in the Borrower’s most recent SEC filings; provided that such failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Credit Parties is in default under or with respect to any of its contractual obligations, except as otherwise disclosed in the Borrower’s most recent SEC filings; provided that such default could not reasonably be expected to have a Material Adverse Effect.

5.13 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, when taken as a whole, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which such information was given. There is no fact now known to any of the Credit Parties that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion, or other written statement made or furnished by the Credit Parties to the Administrative Agent or the Lenders.

5.14 Environmental Matters.

(a) Except (i) as set forth on Schedule 5.14 or (ii) as otherwise disclosed in the audited financial statements delivered pursuant to Section 6.1(a), to the knowledge of the Credit Parties or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased, or operated by any of the Credit Parties and the Significant Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations that (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b) Except (i) as set forth on Schedule 5.14 or (ii) as otherwise disclosed in the audited financial statements delivered pursuant to Section 6.1(a), to the knowledge of the Credit Parties or except where such violation could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties and the Significant Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the “Business”).

(c) Except (i) as set forth on Schedule 5.14 or (ii) as otherwise disclosed in the audited financial statements delivered pursuant to Section 6.1(a), none of the Credit Parties or any Significant Subsidiary has received any written notice of violation, alleged violation, non-compliance, liability, or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any of the Credit Parties have knowledge of any such threatened notice, except where any such violation, noncompliance or liability could not reasonably be expected to have a Material Adverse Effect.

(d) Except (i) as set forth on Schedule 5.14 or (ii) as otherwise disclosed in the audited financial statements delivered pursuant to Section 6.1(a), to the knowledge of the Credit Parties or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored, or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e) Except (i) as set forth on Schedule 5.14 or (ii) as could not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise disclosed in the audited financial statements delivered pursuant to Section 6.1(a), no judicial proceeding or governmental or administrative action (other than those not legally disclosable by the Credit Parties (that in any event could not be reasonably expected to have a Material Adverse Effect) unless such restriction was imposed at the request of the Credit Parties) is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(f) Except (i) as set forth on Schedule 5.14 or (ii) as otherwise disclosed in the audited financial statements delivered pursuant to Section 6.1(a), to the knowledge of the Credit Parties or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

5.15 OFAC Matters.

(a) None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b) None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 6

AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Effective Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans or LOC Obligations remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Borrower shall and shall cause each Material Domestic Subsidiary and each Significant Subsidiary (other than in the case of Section 6.1, 6.2 and 6.3) to:

6.1 Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders’ equity, and cash flows for such fiscal year, audited by an independent certified public accounting firm of nationally recognized standing, setting forth in each case in comparative form the figures for the previous year, reported without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

(b) Unaudited Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters, an unaudited consolidated balance sheet of the Borrower and its subsidiaries as of the end of the quarter and related unaudited consolidated statements of income, retained earnings, shareholders’ equity, and cash flows for such quarterly period and for the fiscal year to date; in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

6.2 Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a) Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) above, a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed in all material respects its covenants and other agreements hereunder and under the other Credit Documents, and satisfied in all material respects the conditions contained in this Credit Agreement to be observed, performed, or satisfied by it (except to the extent waived in accordance with the provisions hereof), and (iii) no Default or Event of Default has occurred and is continuing except to the extent waived in accordance with the provisions hereof or as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 6.7. A form of Officer’s Certificate is attached as Schedule 6.2(a).

(b) Public Information. Within thirty days after the same are sent, copies of all reports (other than those otherwise provided pursuant to subsection 6.1) and other financial information that any Credit Party sends to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports that any Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority; provided, however, that the Credit Parties shall not be required to furnish to the Administrative Agent (i) any report filed by on or behalf of officers, directors or 10% stockholders under Section 16 of the Securities and Exchange Act of 1934, as amended, (ii) any Form S-8 Registration Statement (or similar successor form) filed by a Credit Party under the Securities Act of 1933, as amended, and (iii) any Form 11-K Annual Report Form (or similar successor form) filed under the Securities and Exchange Act of 1934, as amended, with respect to any employee benefit plan of a Credit Party.

(c) Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

6.3 Notices.

Give notice to the Administrative Agent that shall promptly transmit such notice to each Lender of:

(a) Defaults. Promptly (but in any event within three (3) Business Days) after any Credit Party knows thereof, the occurrence of any Default or Event of Default.

(b) Legal Proceedings. Promptly following the receipt by any Credit Party of written notification relating thereto, any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding) known to a Credit Party relating to a Credit Party or any Significant Subsidiary, or any material development in respect thereof, affecting the Borrower or any Significant Subsidiary that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c) ERISA. Upon a member of the Consolidated Group or any ERISA Affiliate obtaining knowledge thereof, (i) any event or condition that constitutes, or might reasonably lead to, an ERISA Event, except an ERISA Event that would not be reasonably likely to have a Material Adverse Effect; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts that a member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standards set forth in ERISA and the Code with respect thereto, except in the event that such failure would not be reasonably likely to have a Material Adverse Effect; or (iv) any change in the funding status of any Plan that could reasonably be expected to have a Material Adverse Effect, in each case, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, that has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower, any Material Domestic Subsidiary, and any Significant Subsidiary shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of the most recent annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for such “plan year” (within the meaning of Section 3(39) of ERISA).

(d) Other. Promptly, any other development or event that a Responsible Officer of the Borrower determines is reasonably likely to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.4 Maintenance of Existence and Compliance with Law.

(a) Preserve, renew, and keep in full force and effect its corporate existence and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges, licenses, and franchises necessary or required in the normal conduct of its business.

(b) Comply with all Requirements of Law (including, without limitation, all Environmental Laws and ERISA matters) applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

(c) Fully perform and satisfy all of its obligations under all of its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.

Keep all material property useful and necessary in its business in reasonably good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies casualty, liability, and such other insurance (that may include plans of self-insurance) with such coverage and deductibles, and in such amounts as may be consistent with prudent business practice and in any event consistent with normal industry practice; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

6.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true, and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours upon reasonable notice by the Administrative Agent and in compliance with the reasonable security procedures of the Borrower, the Administrative Agent, or any Lender to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client, work product, or other privilege and materials that the Credit Parties may not disclose without violation of a confidentiality obligation binding upon a Credit Party or any Significant Subsidiary) at any reasonable time, and to discuss the business, operations, properties, and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

6.7 Financial Covenants.

(a) Consolidated Tangible Net Worth. Maintain Consolidated Tangible Net Worth, as of the end of each fiscal quarter, of not less than $600,000,000.

(b) Consolidated Average Total Indebtedness. As of the end of each fiscal quarter, the ratio of (i) Consolidated Average Total Indebtedness minus Consolidated Average Cash on Hand minus Consolidated Average Committed Inventory plus Consolidated Average Customer Advances and Deposits to (ii) Consolidated EBITDA shall not be greater than 3.00 to 1.00.

6.8 Use of Proceeds.

Use the Loans solely for the purposes provided in Section 5.11.

6.9 Additional Subsidiary Guarantors.

Cause each of the Borrower’s Material Domestic Subsidiaries that is not a party to this Credit Agreement, whether newly formed, after acquired, or otherwise existing, to promptly, and in any event within 30 days from such formation or acquisition, become a “Subsidiary Guarantor” hereunder by way of execution of a Joinder Agreement.

6.10 Payment of Obligations.

Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry and historical company practice (subject, where applicable, to specified grace periods) all its obligations (including, without limitation, all taxes) of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge, or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP, with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, and except to the extent that failure to pay, discharge, or otherwise satisfy such obligations would not reasonably be expected to have Material Adverse Effect.

6.11 Further Assurances.

(a) Public/Private Designation. The Borrower will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article VI and will identify Information Materials (i) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”. The parties hereby agree that any Information Material shall be deemed to be Private Information unless such information is (x) identified by the Borrower as Public Information or is (y) known with certainty to the Administrative Agent to be available on the Borrower’s internet website.

(b) Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 7

NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Effective Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans or LOC Obligations remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Borrower shall not and shall not permit any Material Domestic Subsidiary or any Significant Subsidiary to:

7.1 [Intentionally Omitted]

7.2 Liens.

Contract, create, incur, assume, or permit to exist any Lien with respect to any of its respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

7.3 Consolidation, Merger, Sale, or Purchase of Assets, Capital Expenditures, etc.

Enter into a transaction of merger or consolidation with any Person, firm, joint venture, or corporation, or sell, lease, or otherwise dispose of all or substantially all of its assets, except (i) in the ordinary course of its business or (ii) a Significant Subsidiary may be merged or consolidated with, or may sell, lease, or dispose of all or substantially all of its assets to, (a) a wholly-owned Material Domestic Subsidiary or a wholly-owned Significant Subsidiary of the Borrower, (b) any other corporation that is or will upon the consummation of such merger or consolidation be a Material Domestic Subsidiary or Significant Subsidiary of which not less than eighty percent (80%) of the capital stock is owned directly or indirectly by the Borrower, or (c) any other corporation may be merged or consolidated into the Borrower, provided in the case of any such merger or consolidation with the Borrower, the Borrower is the surviving corporation and the management of the Borrower continues as the management of the surviving corporation; provided, further, that in any event such merger or consolidation does not violate any other provision of this Credit Agreement and upon the effective date of the merger or consolidation there exists no Default or Event of Default hereunder. Notwithstanding the foregoing, a Significant Subsidiary may be merged into or with any other Person, or all or substantially all of a Significant Subsidiary’s assets may be transferred to any other Person, if such merger, consolidation, or transfer does not violate any other provision of this Credit Agreement and immediately before and immediately after such merger, consolidation, or transfer is consummated (i) there shall exist no Default or Event of Default, (ii) no Material Adverse Effect shall have occurred, and (iii) the representations and warranties contained in Section 5 of this Credit Agreement shall, except to the extent that they relate solely to an earlier date, be true with the same effect as though such representations and warranties had been made at such time.

7.4 Sale Leasebacks.

Enter into sale and lease-back transactions relating to the same or similar Property for a term of more than three (3) years, unless the sum of (i) the aggregate amount of such transactions, measured using in each case the greater of (a) the fair market value of the assets sold or (b) the selling price, sold after June 30, 2007, and (ii) the aggregate principal amount then outstanding secured by liens described in Section (xiv) of the definition of Permitted Liens, does not exceed Fifty Million Dollars ($50,000,000).

7.5 Sale of Subsidiaries.

Notwithstanding anything to the contrary in Section 7.3, the Borrower shall have the right to sell or otherwise dispose of any Subsidiary (or all or substantially all of the assets thereof), provided that such sale or other disposition does not violate any other provision of this Credit Agreement and immediately before and immediately after such sale or other disposition (i) there shall exist no Default or Event of Default, (ii) no Material Adverse Effect shall result therefrom, and (iii) the representations and warranties contained in Section 5 of this Credit Agreement shall, except to the extent that they relate solely to an earlier date, be true with the same effect as though such representations and warranties had been made at such time.

7.6 Transactions with Affiliates.

Enter into any material transaction or series of transactions, whether or not in the ordinary course of business, with any of its officers, directors, or Affiliates, except:

(a) transactions on terms and conditions that, in the reasonable opinion of the Borrower, are not less favorable than could be obtained in a comparable arm’s-length transaction with an unrelated third party;

(b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate; and

(c) transactions pursuant to any agreement in existence prior to the Effective Date, or any amendment thereto, provided the terms of such amendment are not less favorable to the Borrower or its Subsidiaries than the terms of the relevant agreement prior to such amendment.

A transaction or series of transactions involving aggregate consideration of less than $10,000,000 will not be considered material for the purposes of this Section 7.6. This Section 7.6 shall not prohibit the declaration or payment of any dividends or distributions by the Borrower to its shareholders generally, or to holders of a particular class of shares.

7.7 Investments.

The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Investment, or enter into any agreement to make any Investment, except for (i) Investments that are consistent with the Borrower’s past practices and in connection with the Borrower’s existing lines of business and (ii) other Investments which in the aggregate do not exceed $50,000,000 at any one time outstanding.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment.

(i) Default in the payment when due of any principal of any of the Loans or fail to reimburse the Issuing Lender for any LOC Obligations when due (in each case, whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or

(ii) Default, and such defaults shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty, or statement made in any of the Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed made; or

(c) Covenants.

(i) Default in the due performance or observance of any term, covenant, or agreement contained in Section 6.3(a), 6.7, 6.8, or 7.2 through 7.7, inclusive; or

(ii) Default in the due performance or observance by it of any term, covenant, or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 8.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of (A) a Responsible Officer of a Credit Party becoming aware of such default or (B) notice thereof to the Borrower by the Administrative Agent; or

(d) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to a Credit Party or a Significant Subsidiary; or

(e) Defaults under Other Agreements.

(i) Any default made in the payment (beyond the applicable grace period with respect thereto, if any) in respect of any Indebtedness of any Credit Party or any Significant Subsidiary in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000), or more; provided that Indebtedness of a Significant Subsidiary organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof shall not be included in the calculation of such Twenty-Five Million Dollars ($25,000,000), so long as:

(A) the obligation to make such payment is being actively contested in good faith and such Significant Subsidiary is holding in escrow an amount of cash equal to or greater than the disputed payment;

(B) the Borrower or any other Credit Party or such Significant Subsidiary is unable to realize the benefits of ownership of such foreign Subsidiary because of war, civil commotion, insurrection, revolution, riot, confiscation, or force majeure actions caused by a government or actions against a government;

(C) the Borrower or any other Credit Party or Significant Subsidiary has a colorable claim in the nature of common law, equitable, or statutory set-off against the Person to whom such Indebtedness is owing; or

(D) the aggregate amount of all such obligations does not exceed Thirty Million Dollars ($30,000,000); or

(ii) The maturity of any Indebtedness of any Credit Party or any Significant Subsidiary in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000) or more shall be accelerated; provided that Indebtedness of a Significant Subsidiary organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof shall not be included in the calculation of such Twenty-Five Million Dollars ($25,000,000) so long as:

(A) the obligation to make such payment is being actively contested in good faith and such Significant Subsidiary is holding in escrow an amount of cash equal to or greater than the disputed payment;

(B) the Borrower or any other Credit Party is unable to realize the benefits of ownership of such foreign Subsidiary because of war, civil commotion, insurrection, revolution, riot, confiscation, or force majeure actions caused by a government or actions against a government,

(C) such Significant Subsidiary has a colorable claim in the nature of common law, equitable, or statutory set-off against the Person to whom such Indebtedness is owing, or

(D) the aggregate amount of all such obligations under this clause 8.1(f)(iii) does not exceed Thirty Million Dollars ($30,000,000); or

(iii) Any default (beyond any applicable grace period with respect thereto) made in any payment of an amount in excess of Five Million Dollars ($5,000,000) in respect of any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender; or

(f) Judgments. Any Credit Party or any Significant Subsidiary shall fail within thirty (30) days of the date due and payable to pay, bond, or otherwise discharge any judgment, settlement, or order for the payment of money which judgment, settlement, or order, when aggregated with all other such judgments, settlements, or orders due and unpaid at such time, exceeds Twenty-Five Million Dollars ($25,000,000) (in excess of insurance or other indemnity reasonably acceptable to the Required Lenders), and that is not stayed on appeal (or for which no motion for stay is pending) or is not otherwise being executed; provided that judgments resulting from the failure of any Credit Party or any Significant Subsidiary to honor its obligations in respect of a guaranty of obligations of a subsidiary organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof shall not be included in the calculation of such Twenty-Five Million Dollars ($25,000,000) if:

(i) the Credit Party or such Significant Subsidiary is unable to realize the benefits of ownership of such foreign subsidiary because of war, civil commotion, insurrection, revolution, riot, confiscation, or force majeure actions caused by a government or actions against a government,

(ii) the Credit Party or such Significant Subsidiary has a colorable claim in the nature of common law, equitable, or statutory set-off against the Person in favor of which such judgment was entered, and

(iii) the aggregate amount of all such obligations does not exceed Thirty Million Dollars ($30,000,000); or

(g) ERISA. Any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect: (1) any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, that is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, that is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) a member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur that may subject a member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or (5) a member of the Consolidated Group or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(h) Guaranty. Any Guaranty required hereby or any provision thereof shall cease to be in full force and effect at the time required or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(i) Change of Control. There shall occur a Change of Control; or

(j) Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the material rights, powers, and privileges purported to be created thereby or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party’s obligations or the Administrative Agent’s or the Lenders’ rights under any Credit Document (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).

8.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by any Credit Party to the Administrative Agent or any of the Lenders hereunder (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by each Credit Party.

(c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, whether at law or in equity.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(d) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees, and other indebtedness or obligations owing to the Administrative Agent or any of the Lenders hereunder (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) automatically shall immediately become due and payable without presentment, demand, protest, or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

SECTION 9

AGENCY PROVISIONS

9.1 Appointment.

Each Lender hereby designates and appoints Wachovia as administrative agent of such Lender to act as specified herein and in the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender further directs and authorizes the Administrative Agent to execute releases (or similar agreements) to give effect to the provisions of this Credit Agreement and the other Credit Documents. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as Administrative Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its affiliates.

9.2 Delegation of Duties.

The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions.

The Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact, or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person in good faith under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement, or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals, or statements made herein or therein or made by any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates, or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Credit Party to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants, or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books, or records of any Credit Party or any of its affiliates.

9.4 Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, or teletype message, statement, order, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Credit Parties, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owners of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation, or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.3(b) hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

9.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than with respect to a payment default of the type specified in Section 8.1(a), to the extent such a default has occurred and is continuing and of which the Administrative Agent has actual knowledge) unless the Administrative Agent has received notice from a Lender or any Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the

Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that each of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact, or affiliates has not made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or the other Credit Parties or any of their respective affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial, and other conditions, prospects, and creditworthiness of the Borrower and the other Credit Parties or their respective affiliates and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial, and other conditions, prospects, and creditworthiness of the Borrower and the other Credit Parties and their respective affiliates. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial, or other conditions, prospects, or creditworthiness of the Borrower or any other Credit Party or any of their respective affiliates that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, or affiliates.

9.7 Indemnification.

The Lenders agree to indemnify each of the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including without limitation at any time following the final payment of all of the Credit Party Obligations) be imposed on, incurred by, or asserted against the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Issuing Lender, and the Swingline Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Lender, and the Swingline Lender. If any indemnity furnished to the Administrative Agent, the Issuing Lender, and the Swingline Lender for any purpose shall, in the opinion of the Administrative Agent, the Issuing Lender, and the Swingline Lender, be insufficient or become impaired, the Administrative Agent, the Issuing Lender, and the Swingline Lender may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder.

9.8 Administrative Agent in its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries, or their affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by the Administrative Agent hereunder and all other Credit Party Obligations, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent.

The Administrative Agent may, at any time, resign upon 20 Business Days’ written notice to the Lenders and the Borrower, and may be removed, upon show of cause, by the Borrower or the Required Lenders upon 30 days’ written notice to the Administrative Agent. Upon any such resignation or removal, each of the Required Lenders and the Borrower shall have the right to appoint a successor Administrative Agent with the approval of the other. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation or notice of removal, as appropriate, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

SECTION 10

MISCELLANEOUS

10.1 Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrower or any other Credit Party:

Universal Corporation

1501 N. Hamilton

Richmond, Virginia 23230

Attn: Treasurer

Telephone: (804) 359-9311

Telecopy: (804) 254-3594

with a copy to:

Universal Corporation

1501 N. Hamilton

Richmond, Virginia 23230

Attn: General Counsel

Telephone: (804) 359-9311

Telecopy: (804) 254-3594

if to the Administrative Agent:

Wachovia Bank, National Association

301 South College Street, NC 0760

Charlotte, North Carolina 28288

Attn: Jorge Gonzalez

Telephone: (704) 383-8461

Telecopy: (704) 383-6647

with a copy to:

Wachovia Bank, National Association

Charlotte Plaza

201 South College Street, CP-23

Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

Telephone: (704) 383-0288

Telecopy: (704) 374-3721

10.2 Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest, or other notice of any kind (all of which rights being hereby expressly waived) to the fullest extent permitted by applicable law, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies, or affiliates of such Lender wherever located) to or for the credit or the account of the Credit Parties against obligations and liabilities of the Credit Parties to such Lender hereunder, under the Notes or the other Credit Documents, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities, or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 3.16 or Section 10.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

10.3 Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower and the other Credit Parties may neither assign nor transfer any of its interests without prior written consent of the Lenders; provided further that the rights of each Lender to transfer, assign, or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 10.3, provided however that nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank or Farm Credit Bank in support of borrowings made by such Lender from such Federal Reserve Bank or Farm Credit Bank, or (ii) granting assignments or selling participations in such Lender’s Loans and/or Commitments hereunder to its parent company and/or to any affiliate or Subsidiary of such Lender.

(b) Assignments. Each Lender may assign all or a portion of its rights and obligations hereunder, pursuant to an assignment agreement substantially in the form of Schedule 10.3(b), to (i) any Lender or any affiliate or Subsidiary of a Lender, or (ii) so long as no Default or Event of Default has occurred and is continuing, with the approval of the Borrower (which approval in the case of a commercial bank or financial institution shall not be unreasonably withheld or delayed), any other commercial bank, financial institution, or “accredited investor” (as defined in Regulation D of the Securities and Exchange Commission)

reasonably acceptable to the Administrative Agent (such consent shall not be unreasonably withheld or delayed); provided that (i) any such assignment (other than any assignment to an existing Lender) shall be in a minimum aggregate amount of $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) of the Commitments and in integral multiples of $1,000,000 above such amount and (ii) each such assignment shall be of a constant, not varying, percentage of all such Lender’s rights and obligations under this Credit Agreement. Any assignment hereunder shall be effective upon delivery to the Administrative Agent of written notice of the assignment together with a transfer fee of $3,500 payable to the Administrative Agent for its own account from and after the later of (i) the effective date specified in the applicable assignment agreement and (ii) the date of recording of such assignment in the Register pursuant to the terms of subsection (c) below. The assigning Lender will give prompt notice to the Administrative Agent and the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to, and (to the extent required pursuant to the terms hereof), with the consent of, the Borrower as provided herein), the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note. By executing and delivering an assignment agreement in accordance with this Section 10.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Credit Parties or any of their respective affiliates or the performance or observance by the Credit Parties of any of their respective obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender (including without limitation the requirements of Section 3.13).

If Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.13, or if Lender is a defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to Lender, require Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this Section 10.3(b)), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations, provided that:

(i) Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iii) such assignment does not conflict with applicable Laws; and

(iv) the Borrower shall have paid to the Administrative Agent the fee specified in Section 10.3(b)(X).

Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(c) Maintenance of Register. The Administrative Agent shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Lender assignment agreement delivered to it in accordance with the terms of subsection (b) above and a register for the recordation of the identity of the principal amount, type, and Interest Period of each Loan outstanding hereunder, the names, addresses, and the Commitments of the Lenders pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent will make diligent efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary. The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Each Lender may sell, transfer, grant, or assign participations in all or any part of such Lender’s interests and obligations hereunder; provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit

Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or Fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Termination Date or the date of any mandatory prepayment), interest, or Fees in which the participant is participating, or (C) release any of the Guarantors from their obligations under the Guaranty, and (iii) sub-participations by the participant (except to an affiliate, parent company, or affiliate of a parent company of the participant) shall be prohibited. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.6, 3.7, 3.9, 3.10, 3.13, and 3.14 on the same basis as if it were a Lender (but in no event shall such additional amounts exceed the amount that would have been payable to the relevant Lender in the absence of such participation, and subject to limitations on such participant comparable to those contained in Section 3.12 with respect to Requesting Lenders).

10.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower or any other Credit Party in any case shall entitle the Borrower or such Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

10.5 Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable, documented out-of-pocket costs and expenses (A) of the Administrative Agent and Lead Arrangers in connection with the negotiation, preparation, execution, and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable, documented fees and expenses of Moore & Van Allen, PLLC, special counsel to the Administrative Agent) and any amendment, waiver, or consent relating hereto and thereto including, but not limited to, any such amendments, waivers, or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement; provided, however, the Borrower’s obligations under this subsection (A) shall be limited to those of one (1) law firm, (B) incurred by the Issuing Lender or the Swingline Lender in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (C) of the Administrative Agent, the Issuing Lender, the Swingline Lender, and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable, documented fees and disbursements of counsel for the Administrative Agent, the Issuing Lender, the Swingline Lender, and each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) reimburse each of the Administrative Agent, the Issuing Lender, the Swingline Lender, the Lead Arrangers, and each Lender and each of its officers, directors, employees and representatives from and hold each of them harmless against any and all losses, obligations, penalties, actions, judgments, suits, costs, disbursements, liabilities, claims, damages, or reasonable, documented, out-of-pocket expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation, or other proceeding (whether or not any Lender is a party thereto) related to the entering into or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable, documented fees, and disbursements of counsel incurred in connection with any such investigation, litigation, or other proceeding (but excluding any such losses, obligations, penalties, actions, judgments, suits, costs, disbursements, liabilities, claims, damages, or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

10.6 Amendments, Waivers, and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged, or terminated unless such amendment, change, waiver, discharge, or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Credit Parties; provided, however, that:

(a) the consent of each Lender affected thereby is required to:

(i) extend the final maturity of any Loan or any Commitment, or any portion thereof, or extend or waive any principal amortization payment of any Loan, or any portion thereof, or waive application of any mandatory prepayment;

(ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any increase in interest rates after the occurrence of an Event of Default or on account of a failure to deliver financial statements on a timely basis) thereon or Fees hereunder;

(iii) reduce or waive the principal amount of any Loan;

(iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(v) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 7.3, release the Borrower from its obligations under the Credit Documents;

(vi) amend, modify or waive any provision of this Section 10.6 or Sections 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 3.14, 3.15, 3.16, 8.1(a), 10.2, 10.3, 10.5, 10.9, 10.16 or 11;

(vii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(viii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; or

(ix) release any of the Guarantors from their obligations under the Guaranty;

(b) without the consent of the Administrative Agent, no provision of Section 9 may be amended;

(c) no amendment, waiver, or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender, or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Credit Parties to use cash collateral in the context of a bankruptcy or insolvency proceeding.

10.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

10.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

10.9 Survival.

All indemnities set forth herein, including, without limitation, in Sections 3.10, 3.13, 3.14, 9.7 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans hereunder.

10.10 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the state or federal courts in the State of New York and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each Credit Party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER, AND EACH OF THE OTHER CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.11 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid, or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid, or unenforceable provisions.

10.12 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

10.13 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Effective Date when it shall have been executed by each of the Credit Parties and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) that, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender and their respective successors and assigns.

(b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

10.14 USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.15 Confidentiality.

Each of the Administrative Agent and the Lenders agrees that it will not disclose without the prior written consent of the Borrower (other than to another Lender) any information (the “Information”) with respect to the Borrower and its Subsidiaries, which is furnished pursuant to this Credit Agreement, any other Credit Document, or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that the Administrative Agent and any Lender may disclose any such Information (a) to such of its officers, directors, employees, agents, and representatives (and to its affiliates and parent companies and their officers, directors, employees, agents, and representatives), in each case as such Persons need to know such Information in connection with making or administering the Loans, provided that such officers, directors, employees, agents, and representatives have been informed of the confidential nature of the Information and have agreed to abide by the terms of this Section 10.15, (b) as has become generally available to the public other than by a breach of this Section 10.15, (c) as may be required in any report, statement, or testimony submitted to, or in connection with any audit or examination by, any municipal, state, or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required in response to any summons or subpoena or any law, order, regulation, or ruling applicable to such Lender, (e) to (i) any prospective participant or assignee in connection with any contemplated transfer pursuant to Section 10.3, (ii) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans, and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund; provided that such Person shall have been made aware of this Section 10.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (g) in connection with any suit, action, or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with the Credit Documents, or (h) to any other party hereto.

10.16 Several Obligations of the Lenders.

The obligations of each Lender under the Credit Documents are several. Failure by a Lender to perform any of its obligations under any Credit Document does not affect the obligations of any other Person party to the Credit Documents. Unless otherwise set forth in any Credit Document, no Lender is responsible for the obligation of any other Lender under the Credit Documents. The rights of each Lender under or in connection with the Credit Documents are independent rights and any debt arising under the Credit Documents to a Lender from any Credit Party shall be a separate and independent debt. A Lender may, except as otherwise stated in the Credit Documents, separately enforce its rights under the Credit Documents.

SECTION 11

GUARANTY

11.1 The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Loans hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: Each of the Guarantors hereby unconditionally and irrevocably, jointly and severally guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower to the Administrative Agent and the Lenders and the performance of all of the Credit Party Obligations, in each case strictly in accordance with the terms thereof (the “Guaranteed Obligations”). If any or all of the indebtedness of the Borrower to the Administrative Agent or the Lenders becomes due and payable hereunder as a result of an Event of Default, each Guarantor unconditionally promises to pay, without duplication, such Guaranteed Obligations to, or upon the order of, the Administrative Agent and the Lenders, on demand, together with any and all reasonable expenses that may be incurred by the Administrative Agent or the Lenders in collecting any of the Guaranteed Obligations. The words “Guaranteed Obligations” are used in this Section 11 in their most comprehensive sense and includes any and all advances, debts, obligations, and liabilities of the Borrower arising out of this Credit Agreement or the other Credit Documents, in each case, heretofore, now, or hereafter made, incurred, or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

11.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees, jointly and severally the payment of any and all indebtedness of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 8.1(d), and unconditionally promises to pay such Guaranteed Obligations, without duplication, to, or upon the order of, the Administrative Agent for the account of the Lenders, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver, or any other party under any bankruptcy law, state, or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

11.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking, or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution of the Borrower or termination, increase, decrease, or change in personnel of the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the indebtedness that the Administrative Agent or such Lenders repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium, or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

11.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions; provided, however, all amounts are without duplication and nothing contained herein shall entitle the Lenders to recover, in the aggregate, more than the amount of the Guaranteed Obligations.

11.5 Authorization.

Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate, or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Credit Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of this Guaranty or the indebtedness and exchange, enforce, waive, and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, and (d) release or substitute any one or more endorsers, guarantors, the Borrower, or other obligors.

11.6 Reliance.

It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, partners, or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

11.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor, or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor, or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor, or any other party other than payment in full of the indebtedness, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the indebtedness. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the indebtedness has been paid. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests, and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope, and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the indebtedness of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party that it may at any time otherwise have as a result of this Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy that the Administrative Agent and the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the indebtedness of the Borrower until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

11.8 Limitation on Enforcement.

The Lenders agree that this Guaranty may not be enforced against any director, officer, employee or individual stockholder of the Guarantors or the Borrower.

11.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Guaranteed Obligations and termination of the commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such Guaranteed Obligations have been paid and the commitments relating thereto terminated, subject to the provisions of Section 11.2.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	UNIVERSAL CORPORATION, a Virginia corporation

By:
Name:
Title:

GUARANTORS:	[NONE]

ADMINISTRATIVE AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, individually in its capacity as a Lender and in its capacity as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually in its capacity as a Lender

By:
Name:
Title:

[Lender]

By:
Name:
Title:

Schedule 1.1(a)

[FORM OF]

ACCOUNT DESIGNATION LETTER

[Date]

Wachovia Bank, National Association

Charlotte Plaza

201 S. College Street, CP-23

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Account Designation Letter is delivered to you by UNIVERSAL CORPORATION (the “Company”), a Virginia corporation, under Section 4.1(h) of the Credit Agreement, dated as of August 31, 2007 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Guarantors party thereto, the Lenders party thereto, and Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”).

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Company shall designate, in writing to the Administrative Agent, one or more other accounts:

SunTrust Bank

Richmond, Virginia

Universal Leaf Tobacco Co., Inc.

A/C# 10-23-551

ABA 061000104

Notwithstanding the foregoing, on the effective date of the Credit Agreement, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on the attached payment instructions.

This Account Designation Letter may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation Letter as of the day and year set forth above.

UNIVERSAL CORPORATION

By:
Name:
Title:

Schedule 1.1(b)

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20    , is by and between                                         , a                                          (the “Subsidiary Guarantor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent under that certain Revolving Credit Agreement (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”), dated as of August 31, 2007, by and among UNIVERSAL CORPORATION, a Virginia corporation, as the Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders named therein, and Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”). All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Credit Parties are required by Section 6.9 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to a Guarantor contained in the Credit Documents, including without limitation (i) all of the representations and warranties of the Credit Parties set forth in Section 5 of the Credit Agreement and (ii) all of the affirmative and negative covenants set forth in Sections 6 and 7 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary Guarantor hereby (i) jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent as provided in the Credit Agreement the prompt payment and performance of any and all indebtedness of the Borrower to the Administrative Agent and the Lenders in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof and agrees that if any of such obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise), the Subsidiary Guarantor will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the obligations of the Borrower, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, or otherwise) in accordance with the terms of such extension or renewal.

2. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement is hereby amended to provide the information shown on the attached Schedule A.

3. The Borrower confirms that all of its obligations under the Credit Agreement are, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.

4. The Subsidiary Guarantor hereby agrees that upon becoming a Guarantor it will assume all obligations of a Guarantor as set forth in the Credit Agreement.

5. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

6. This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

UNIVERSAL CORPORATION

By:
Name:
Title:

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Acknowledged and accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

to

Joinder Agreement

Schedules to Credit Agreement

Schedule 2.1(b)(i)

SCHEDULE OF LENDERS AND COMMITMENTS

Lender	Operations Contact	Credit Contact	Revolving Committed Amount	Revolving Commitment Percentage
Wachovia Bank, National Association	Wachovia Bank, National Association Charlotte Plaza 201 South College Street, CP-23 Charlotte, NC 28288-0680 Attn: Syndication Agency Services Telephone: (704) 383-0288 Telecopy: (704) 374-3721	Jorge Gonzalez Senior Vice President Wachovia Bank, National Association 301 S. College Street 5th Floor Charlotte, NC 28288 Telephone: 704-383-8461 Telecopy: 704-715-1117	$40,000,000	10.000000000%

JPMorgan Chase Bank, National Association		Saul Gierstikas JPMorgan Chase Bank, N.A. 1 Chase Tower 10 S. Dearborn, 7th Floor Mailcode: IL1-0010 Chicago, IL 60603 Telephone: 312-732-6218 Telecopy: 312-385-7096	$40,000,000	10.000000000%

ABN AMRO Bank N.V.	Connie Podgorny ABN AMRO Bank N.V. 540 West Madison Street Suite 2621 Chicago, IL 60661 Attn: Credit Administration Telecopy: (312) 992-5111	Suneel S. Gill ABN AMRO Bank N.V. 350 Park Avenue, 2nd Floor New York, NY 10022 Telephone: 212-251-3668 Telecoy: 212-251-3593	$28,000,000	7.000000000%

Deutsche Bank AG New York Branch	Joe Cusmai Deutsche Bank AG New York Branch 100 Plaza One Jersey City, NJ 07311-3901 Telephone: 201-593-2202 Telecopy: 201-593-2313	Frederick W. Laird Deutsche Bank AG New York Branch 60 Wall Street New York, NY 10005 Telephone: 212-250-8215 Telecopy: 212-797-4344	$28,000,000	7.000000000%

Lender	Operations Contact	Credit Contact	Revolving Committed Amount	Revolving Commitment Percentage
AgFirst Farm Credit Bank	Lynn Amick 1401 Hampton St. Columbia, SC 29202 Telephone: (803) 753-2235 Telecopy: (803) 256-7139	Steve OShea 1401 Hampton St. Columbia, SC 29202 Telephone: (803) 753-2212 Telecopy: (803) 254-4219	$44,000,000	11.000000000%

U.S. AgBank, FCB	Kathy Scohre 245 N. Ware Wichita, KS 67202 Telephone: (316) 266-5688 Telecopy: (316) 291-5086	Patrick Zehn 245 N. Ware Wichita, KS 67202 Telephone: (316) 266-5450 Telecopy: (316) 291-5711	$31,500,000	7.875000000%

ING Bank N.V., London Branch	Samantha Boyes 60 London Wall London 8C2M STQ Telephone: 44.20.7767.5842 Telecopy: 44.20.7767.7342	Alastair Houlding 60 London Wall London 8C2M STQ Telephone: 44.20.7767.5817 Telecopy: 44.20.7767.7323	$21,325,000	5.331250000%

SunTrust Robinson Humphrey, Inc.	Deborah Scruggs 303 Peachtree Street, 10th Floor NC GA-ATL-1941 Atlanta, GA 30308 Telephone: (404) 230-1938 Telecopy: (404) 588-4401	Tommy Parrott 919 East Main Street – 22nd Floor Richmond, VA 23219 Telephone: (804) 782-5127 Telecopy: (804) 782-7548	$21,325,000	5.331250000%

Farm Credit Services of Mid-America, PCA	Sheila Kelly 1601 UPS Drive Louisville, KY 40273 Telephone: (502) 420-3891 Telecopy: (502) 420-3764	Lewis Furnish 1601 UPS Drive Louisville, KY 40223 Telephone: (502) 420-3884 Telecopy: (502) 420-3584	$13,200,000	3.300000000%

KeyBank, National Association	Matt Schorgl 127 Public Square Cleveland, OH 44114 Telephone: (216) 689-5459 Telecopy: (216) 370-6001	Francis Lutz 127 Public Square Cleveland, OH 44114 Telephone: (216) 689-9968 Telecopy: (216) 689-0511	$21,325,000	5.331250000%

Lender	Operations Contact	Credit Contact	Revolving Committed Amount	Revolving Commitment Percentage
Farm Credit Bank of Texas	Karen Bryant 4801 Plaza on the Lake Drive Austin, TX 78746 Telephone: (512) 465-0620 Telecopy: (512) 233-0790	Isaac E. Benneett 4801 Plaza on the Lake Drive Austin, TX 78746 Telephone: (512) 465-0717 Telecopy: (512) 465-0718	$10,000,000	2.5000000000%

GreenStone Farm Credit Services, ACA/FLCA	Addie Pritchard P.O.Box 22067 Lansing, MI 48909 Telephone: (517) 324-0211 Telecopy: (517) 318-1240	Ben Mahlick P.O.Box 22067 Lansing, MI 48909 Telephone: (517) 318-4110 Telecopy: (517) 318-1240	$22,000,000	5.500000000%

Northwest Farm Credit Services, PCA	Technical Accounting Services 1700 South Assembly Street Spokane, WA 99224 Telephone: (800) 216-4535 Telecopy: (509) 340-5508	Jim D. Allen 1700 South Assembly Street Spokane, WA 99224 Telephone: (509) 340-5555 Telecopy: (509) 340-5503	$25,000,000	6.250000000%

AgCountry Farm Credit Services, FLCA	Becky Kallenbach 1749 38th St. SW PO Box 6020 Fargo, ND 58108 Telephone: (701) 281-5629 Telecopy: (701) 277-9054	David B. Rupp 1749 38th St. SW PO Box 6020 Fargo, ND 58108 Telephone: (701) 281-5638 Telecopy: (701) 277-9054	$13,000,000	3.250000000%

Fifth Third Bank	Elizabeth Dissellcamp Fifth Third Bank 5050 Kingsley Drive Cinti, OH 45202 Telephone: 513-358-4567 Telecopy: 513-358-0221	Brad Voegele Fifth Third Bank 38 Fountain Square Plaza Cinti, OH 45202 Telephone: 513-534-8848 Telecopy: 513-534-5747	$21,325,000	5.331250000%

FCS Financial, PCA	Danielle Allen FCS Financial, PCA 1934 East Miller Street Jefferson City, MO 65101 Telephone: 573-635-7809 x1125 Telecopy: 573-635-3006	Sean Unterreiner FCS Financial, PCA Three CityPlace Drive, Suite 870 St. Louis, MO 63141 Telephone: 314-432-4278 Telecopy: 314-567-4678	$20,000,000	5.000000000%

TOTAL			$400,000,000.00	100.000000000%

Schedule 2.1(b)(i)

[FORM OF]

NOTICE OF BORROWING

Wachovia Bank, National Association

Charlotte Plaza

201 S. College Street, CP-23

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

RE:	Credit Agreement , dated as of August 31, 2007 (as amended and modified, the “Credit Agreement”), among Universal Corporation, the Guarantors party thereto, the Lenders identified therein, and Wachovia Bank, National Association, as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section [2.1] [and/or] [2.3] of the Credit Agreement, the Borrower hereby requests the following (the “Proposed Borrowing”):

Revolving Loans be made as follows:

Date	Amount	Interest Rate (Base Rate / LIBOR Rate)	Interest Period (one, two, three or six (or 9 or 12, if available to all lenders) months – for LIBOR Rate only)

NOTE:	REVOLVING LOAN BORROWINGS THAT ARE (A) BASE RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $1,000,000AND IN INTEGRAL MULTIPLES OF $1,000,000 IN EXCESS THEREOF AND (B) LIBOR RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $5,000,000 AND IN INTEGRAL MULTIPLES OF $1,000,000 IN EXCESS THEREOF.

Swingline Loans be made as follows:

Date	Amount	Interest Rate (Base Rate / LIBO Reference Rate)

NOTE:	SWINGLINE LOAN BORROWINGS MUST BE IN MINIMUM AMOUNTS OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(a) The representations and warranties contained in the Credit Agreement and the other Credit Documents or which are contained in any certificate furnished at any time under or in connection therewith are true and correct in all material respects as of the date of this request, and will be true and correct after giving effect to the requested Loan (except for those which expressly relate to an earlier date and except for those made in certificates which have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b) No Default or Event of Default has occurred and is continuing as of the date of this request, or will exist after giving effect to the requested Revolving Loan.

(c) Immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d) [If a Revolving Loan is requested] All conditions set forth in Section 2.1 shall have been satisfied.

(e) [If a Swingline Loan is requested] All conditions set forth in Section 2.3 shall have been satisfied.

This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,

UNIVERSAL CORPORATION

By:
Name:
Title:

Schedule 2.1(e)

[FORM OF]

REVOLVING NOTE

                    ,

FOR VALUE RECEIVED, UNIVERSAL CORPORATION, a Virginia corporation (the “Borrower”), hereby promises to pay to the order of                                         , and its successors and assigns (the “Lender”), to the office of the Administrative Agent in immediately available funds as provided in the Credit Agreement, on or before the Termination Date, the Lender’s Revolving Committed Amount or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower; and together with interest thereon at the rates and as provided in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of August 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantors party thereto, the Lenders identified therein, and Wachovia Bank, National Association, as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

The holder may endorse and attach a schedule to reflect borrowings evidenced by this Note and all payments and prepayments thereon; provided that any failure to endorse such information shall not affect the obligation of the Borrower to pay amounts evidenced hereby.

Upon the occurrence and during the continuance of an Event of Default, all amounts evidenced by this Note may, or shall, become immediately due and payable as provided in the Credit Agreement without presentment, demand, protest or notice of any kind, all of which are waived by the Borrower. In the event payment of amounts evidenced by this Note is not made at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and the Loans and amounts evidenced hereby may be transferred only as provided in the Credit Agreement.

This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

In WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first above written.

UNIVERSAL CORPORATION, a Virginia corporation

By:
Name:
Title:

Schedule 2.3.(d)

[FORM OF]

SWINGLINE NOTE

                    ,

FOR VALUE RECEIVED, UNIVERSAL CORPORATION, a Virginia corporation (the “Borrower”), hereby promises to pay to the order of                                         , and its successors and assigns (the “Swingline Lender”), to the office of the Administrative Agent in immediately available funds as provided in the Credit Agreement, on or before the Termination Date, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the undersigned pursuant to Section 2.3 of the Credit Agreement referred to below.

This Note is one of the Swingline Notes referred to in the Credit Agreement, dated as of August 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantors party thereto, the Lenders identified therein, and Wachovia Bank, National Association, as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

The holder may endorse and attach a schedule to reflect borrowings evidenced by this Note and all payments and prepayments thereon; provided that any failure to endorse such information shall not affect the obligation of the Borrower to pay amounts evidenced hereby.

Upon the occurrence and during the continuance of an Event of Default, all amounts evidenced by this Note may, or shall, become immediately due and payable as provided in the Credit Agreement without presentment, demand, protest or notice of any kind, all of which are waived by the Borrower. In the event payment of amounts evidenced by this Note is not made at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and the Loans and amounts evidenced hereby may be transferred only as provided in the Credit Agreement.

This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

In WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first above written.

UNIVERSAL CORPORATION, a Virginia corporation

By:
Name:
Title:

Schedule 3.2

[FORM OF]

NOTICE OF EXTENSION/CONVERSION

Wachovia Bank, National Association

Charlotte Plaza

201 S. College Street, CP-23

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Re:	Credit Agreement, dated as of August 31, 2007 (as amended, restated and otherwise modified from time to time, the “Credit Agreement”), among Universal Corporation, the Guarantors party thereto, the Lenders identified therein, and Wachovia Bank, National Association, as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives notice pursuant to Section 3.2 of the Credit Agreement that it requests an extension or conversion of a Revolving Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)	Date of Extension or Conversion (which is the last day of the applicable Interest Period)

(B)	Principal Amount of Extension or Conversion

(C)	Interest rate basis

(D)	Interest Period and the last day thereof

In accordance with the requirements of Section 4.2 of the Credit Agreement, the undersigned Borrower hereby certifies that:

(a) The representations and warranties contained in the Credit Agreement and the other Credit Documents or which are contained in any certificate furnished at any time under or in connection therewith are true and correct in all material respects as of the date of this request, and will be true and correct after giving effect to the proposed Extension of Credit (except for those which expressly relate to an earlier date and except for those made in certificates which have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b) No Default or Event of Default has occurred and is continuing as of the date of this request, or will exist after giving effect to the proposed Extension of Credit.

(c) Immediately after giving effect to the making of the proposed Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

This Notice of Conversion/Extension may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

Very truly yours,

UNIVERSAL CORPORATION

By:
Name:
Title:

Schedule 3.17(b)

PLACE OF PAYMENTS

Wachovia Bank, National Association

Charlotte Plaza

201 S. College Street, CP-23

Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

ABA Routing No.: 053000219

Account No.: 5000000026898

Reference: Universal Corporation

Schedule 4.1(e)(v)

SECRETARY’S CERTIFICATE

Pursuant to the Credit Agreement (the “Credit Agreement”), dated as of August 31, 2007, among Universal Corporation, a Virginia corporation , the Guarantors party thereto, the Lenders identified therein, and Wachovia Bank, National Association, as Administrative Agent, the undersigned, the                                          of [Name of Corporation] (the “Company”), hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and complete copy of the [articles of incorporation] [certificate of formation] [certificate of limited partnership] of the Company and all amendments thereto as in effect on the date hereof certified as a recent date by the appropriate Governmental Authorities of the state of [incorporation] [organization] of the Company.

2. Attached hereto as Exhibit B is a true and complete copy of the [bylaws] [operating agreement] [partnership agreement] of the Company and all amendments thereto as in effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of resolutions duly adopted by the [board of directors] [members] [managers] [partners] of the Company on                              . Such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof, and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Exhibit D is a true and complete copy of the certificates of good standing, existence or its equivalent of the Company certified as a recent date by the appropriate Governmental Authorities of the state of [incorporation] [organization] of the Company and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

5. The following persons are the duly elected and qualified officers of the Company, holding the offices indicated next to the names below on the date hereof, and the signatures appearing opposite the names of the officers below are their true and genuine signatures, and each of such officers is duly authorized to execute and deliver on behalf of the Company, the Credit Agreement, the Notes and the other Credit Documents to be issued pursuant thereto:

Name	Office	Signature

This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the      day of             ,         .

Name:
Title:

I,                                                              , the                                                               of the Company, hereby certify that                                                               is the duly elected and qualified                                                               of the Company and that his/her true and genuine signature is set forth above.

Name:
Title:

Schedule 5.5

DESCRIPTION OF LEGAL PROCEEDINGS

European Commission Fines in Spain

In October 2004, the European Commission (the “Commission”) imposed fines on “five companies active in the raw Spanish tobacco processing market” totaling €20 million (approximately $27 million) for “colluding on the prices paid to, and the quantities bought from, the tobacco growers in Spain.” Two of Universal Corporation’s subsidiaries, Tabacos Espanoles S.A. (“TAES’), a purchaser and processor of raw tobacco in Spain, and Deltafina, S.p.A. (“Deltafina”), an Italian subsidiary, were among the five companies assessed fines. In its decision, the Commission imposed a fine of €108,000 on TAES and €11.88 million (approximately $14.8 million) on Deltafina. Deltafina did not and does not purchase or process raw tobacco in the Spanish market, but was and is a significant buyer of tobacco from some of the Spanish processors. Universal Corporation (the “Company’) recorded a charge of approximately $14.9 million in the second quarter of fiscal year 2005 to accrue the full amount of the fines assessed against the Company’s subsidiaries.

In January 2005, Deltafina filed an appeal in the Court of First Instance of the European Communities. The appeal process is likely to take several years to complete, and the ultimate outcome is uncertain. The Company has deposited funds in an escrow account with the Commission in the amount of the fine in order to stay execution during the appeal process. This deposit is accounted for as a non-current asset.

European Commission Fines in Italy

In 2002, the Company reported that it was aware that the Commission was investigating certain aspects of the leaf tobacco markets in Italy. Deltafina buys and processes tobacco in Italy. The Company reported that it did not believe that the Commission investigation in Italy would result in penalties being assessed against it or its subsidiaries that would be material to the Company’s earnings. The reason the Company held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation.

On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. Neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity, contains a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March 2002, and the Commission never told Deltafina that disclosure would affect Deltafina’s immunity. On November 15, 2005, the Company received notification from the Commission that the Commission had imposed fines totaling €30 million (about $41 million) on Deltafina and the Company jointly for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market.

The Company does not believe that the decision can be reconciled with facts and the Commission’s Statement of Objections. The Company and Deltafina each have appealed the decision to the Court of First Instance of the European Communities. Based on consultation with outside legal counsel, the Company believes it is probable that it will prevail in the appeals process and has not accrued a charge for the fine. Deltafina has provided a bank guarantee to the Commission in the amount of the fine in order to stay execution during the appeal process. A cash deposit of €8 million (about $11 million) secures a portion of the bank guarantee and is classified as a non-current asset.

U.S. Foreign Corrupt Practices Act

As a result of a posting to the Company’s Ethics Complaint hotline alleging improper activities that involved or related to certain of the Company’s tobacco subsidiaries, the Audit Committee of the Company’s Board of Directors engaged an outside law firm to conduct an investigation of the alleged activities. That investigation revealed that there have been payments that may have violated the U.S. Foreign Corrupt Practices Act. Those payments approximated $1 million over a five-year period. In addition, the investigation revealed activities in foreign jurisdictions that may have violated the competition laws of such jurisdictions, but the Company believes those activities did not violate U.S. antitrust laws. The Company voluntarily reported these activities to the appropriate U.S. authorities. On June 6, 2006, the Securities and Exchange Commission notified the Company that a formal order of investigation has been issued.

If the U.S. authorities determine that there have been violations of the Foreign Corrupt Practices Act, or if the U.S. authorities or the authorities in foreign jurisdictions determine there have been violations of other laws, they may seek to impose sanctions on the Company or its subsidiaries that may include injunctive relief, disgorgement, fines, penalties, and modifications to business practices. It is not possible to predict at this time whether the authorities will determine that violations have occurred, and if they do, what sanctions they might seek to impose. It is also not possible to predict how the government’s investigation or any resulting sanctions may impact the Company’s business, financial condition, results of operations, or financial performance, although such sanctions, if imposed, could be material to its results of operations in any quarter. The Company will continue to cooperate with the authorities in these matters.

Schedule 5.7

TAX LITIGATION

None.

Schedule 5.10

SUBSIDIARIES

SUBSIDIARIES

Subsidiaries	% Ownership	Organized under law of
Americas Harvest USA Inc.	100%	Virginia
Baikam Co. Ltd.	49%	Thailand
Beleggings-en Beheermaatschappij B. V.	100%	Netherlands
Blending Services International, Inc.	100%	Virginia
Burley Services, Inc.	100%	Virginia
CA Bautz GmbH	100%	Germany
Casa Export, Limited	100%	Virginia
Casalee-Transtobac (Pvt) Ltd.	100%	Zimbabwe
CATSCO, Inc	100%	British Virgin Isles
Continental Tobacco S.A.	100%	Switzerland
Deli Universal, Inc.	100%	Virginia
Deli-HTL Tabak Maatschappij B. V.	100%	Netherlands
Deltafina, S.p.A.	100%	Italy
Deutsch-holandische Tabakgesellschaft mbH	100%	Germany
Ermor Tabarama-Tabacos do Brasil Ltda.	100%	Brazil
European Tobacco Company B. V.	100%	Netherlands
Gebrueder Kulenkampff AG	100%	Germany
Global Laboratory Services, Inc.	100%	Virginia
Harkema Services, Inc.	100%	Virginia
Indoco International B.V.	100%	Netherlands
Industria AG	100%	Switzerland
Inetab-Kaubeck, C. por A.	45%	Dominican Republic
Inter-Thai Tobacco Packers Co., Ltd.	51%	Thailand
Itofina, S.A.	100%	Switzerland
L’Agricola, S.r.L.	100%	Italy
Lancaster Leaf Tobacco Company of Pennsylvania, Inc.	100%	Virginia
Latin America Tobacco Company	100%	Virginia
Limbe Leaf Tobacco Company Limited	58.01%	Malawi
Madera Quality Nut, Inc.	100%	Virginia
Mozambique Leaf Tobacco Import & Export Limtada	100%	Mozambique
Simcoe Leaf Tobacco Company Limited	100%	Canada
Tabacalera San Fernando S.R.L.	100%	Paraguay
Tabacos Del Pacifico Norte, S.A. De C.V.	100%	Mexico
TAES, S.L.	100%	Spain
Tanzania Leaf Tobacco Co., Ltd	100%	Tanzania
Tanzania Tobacco Processors Ltd.	90%	Tanzania
Tobacco Trading International, Inc.	100%	British Virgin Isles

Toutiana, S.A.	100%	Switzerland
Uganda Leaf Tobacco Co. Limited	100%	Tanzania
ULT Hungary Limited	100%	Hungary
Ultoco, S.A.	100%	Switzerland
Universal Finance B.V.	100%	Netherlands
Universal Leaf (Asia) Pte Ltd.	100%	Singapore
Universal Leaf Aviation and Logistics (Pty) Ltd.	100%	South Africa
Universal Leaf North America U. S., Inc.	100%	North Carolina
Universal Leaf Philippines, Inc.	51%	Philippines
Universal Leaf Tabacos Ltda.	100%	Brazil
Universal Leaf Tabacos S. A.	100%	Argentina
Universal Leaf Tobacco Company, Inc.	100%	Virginia
Universal Leaf Tobacco Poland Sp. z o.o.	100%	Poland
Universal Leaf South Africa (Pty) Ltd.	100%	South Africa
Zambia Leaf Tobacco Co., Ltd.	100%	Zambia

Material Domestic Subsidiaries — NONE

Schedule 5.14

ENVIRONMENTAL MATTERS

None.

Schedule 6.2(a)

[FORM OF]

OFFICER’S COMPLIANCE CERTIFICATE

This Certificate is delivered in accordance with the provisions of Section 6.2(a) of that Credit Agreement, dated as of August 31, 2007 (as amended, modified and supplemented, the “Credit Agreement”) among Universal Corporation, a Virginia corporation, the Guarantors party thereto, the Lenders identified therein, and Wachovia Bank, National Association, as Administrative Agent. Terms used but not otherwise defined herein shall have the same meanings provided in the Credit Agreement.

The undersigned, being a Responsible Officer of Universal Corporation, a Virginia corporation, hereby certifies, in my official capacity and not in my individual capacity, that to the best of my knowledge and belief:

(a) the attached financial statements fairly present the financial condition of the parties covered by such financial statements in all material respects for the period and as of the date specified therein;

(b) during such period each of the Credit Parties has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every material condition, contained in this Credit Agreement to be observed, performed, or satisfied by it;

(c) No Default or Event of Default has occurred and is continuing except to the extent waived in accordance with the provisions of the Credit Agreement; and

(d) attached hereto are detailed calculations demonstrating compliance with the financial covenants set out in Section 6.7 of the Credit Agreement.

This      day of             , 20    .

UNIVERSAL CORPORATION

By:
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

Schedule 10.3

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower:	Universal Corporation, a Virginia corporation

[1]	Include bracketed language if there are either multiple Assignors or multiple Assignees

4.	Administrative Agent:	Wachovia Bank, National Association, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement dated as of August 31, 2007 among the Borrower, the Domestic Subsidiaries of the Borrower from time to time party thereto, the lenders and other financial institutions from time to time party thereto, and Wachovia Bank, National Association, as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	][2]

Effective Date:                  , 20    .

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[2]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.3(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.3 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.